Exhibit 10.2

U.S. $200,000,000

FINANCING AGREEMENT,

dated as of February 28, 2012

among

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT,

U.S. BANK NATIONAL ASSOCIATION,

as Agent,

TITANIUM METALS CORPORATION,

as Borrower

and

THE OTHER PARTIES HERETO THAT

ARE DESIGNATED AS CREDIT PARTIES

**************

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Documentation Agent

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4.8. OWNERSHIP OF PROPERTY; LIENS	62
4.9. TAXES	62
4.10. FINANCIAL CONDITION	63
4.11. ENVIRONMENTAL MATTERS	63
4.12. REGULATED ENTITIES	64
4.13. SOLVENCY	64
4.14. LABOR MATTERS	64
4.15. INTELLECTUAL PROPERTY	64
4.16. BROKERS’ FEES; TRANSACTION FEES	64
4.17. INSURANCE	65
4.18. VENTURES AND SUBSIDIARIES; OUTSTANDING CAPITAL STOCK	65
4.19. JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE	65
4.20. LOCATIONS OF INVENTORY, EQUIPMENT AND BOOKS AND RECORDS	65
4.21. DEPOSIT ACCOUNTS AND OTHER ACCOUNTS	66
4.22. GOVERNMENT CONTRACTS	66
4.23. MATERIAL AGREEMENTS	66
4.24. FULL DISCLOSURE	66
4.25. PATRIOT ACT., ETC	66

5. AFFIRMATIVE COVENANTS	67

5.1. FINANCIAL STATEMENTS	67
5.2. APPRAISALS; CERTIFICATES; OTHER INFORMATION	68
5.3. NOTICES	71
5.4. PRESERVATION OF CORPORATE EXISTENCE, ETC	73
5.5. MAINTENANCE OF PROPERTY	73
5.6. INSURANCE	73
5.7. PAYMENT OF OBLIGATIONS	74
5.8. COMPLIANCE WITH LAWS	75
5.9. INSPECTION OF PROPERTY AND BOOKS AND RECORDS	75
5.10. USE OF PROCEEDS	75
5.11.CASH MANAGEMENT SYSTEMS; DEPOSITORY BANKS	76
5.12. [RESERVED]	77
5.13. FURTHER ASSURANCES	77
5.14. POST-CLOSING DELIVERIES	77

6. NEGATIVE COVENANTS	78

6.1. INDEBTEDNESS; CONTINGENT OBLIGATIONS	78
6.2. LIENS	79
6.3. COMPLIANCE WITH ERISA	81
6.4. CONSOLIDATIONS AND MERGERS	81
6.5. ACQUISITIONS AND INVESTMENTS	82
6.6. RESTRICTED PAYMENTS	83
6.7. CAPITAL STRUCTURE; FISCAL YEAR	83
6.8. AFFILIATE TRANSACTIONS	83
6.9. SALE OF ASSETS	84

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6.10. CHANGE IN BUSINESS; PERMITTED ACTIVITIES OF HOLDINGS	85
6.11. CHANGES IN ACCOUNTING, NAME OR JURISDICTION OF ORGANIZATION	85
6.12. NO NEGATIVE PLEDGES	85
6.13. [INTENTIONALLY OMITTED]	85
6.14. SUBORDINATED INDEBTEDNESS DOCUMENTS	85
6.15. SWAP AGREEMENTS	86

7. FINANCIAL COVENANT	86

7.1. MINIMUM FIXED CHARGE COVERAGE RATIO	86

8. DEFAULT	86

8.1. EVENTS OF DEFAULT	86
8.2. REMEDIES	88
8.3. RIGHTS NOT EXCLUSIVE	89

9. AGENT	89

9.1. APPOINTMENT AND AUTHORITY	89
9.2. AGENT IN INDIVIDUAL CAPACITY	90
9.3. RELIANCE AND LIABILITY	91
9.4. DELEGATION	92
9.5. RESIGNATION	92
9.6. LENDER CREDIT DECISION	93
9.7. RELEASE OF LIENS	93
9.8. BANKING SERVICES OBLIGATIONS AND SWAP OBLIGATIONS	94
9.9. OTHER AGENTS	94

10. MISCELLANEOUS	94

10.1. NOTICES	94
10.2. WAIVERS; AMENDMENTS	96
10.3. EXPENSES; INDEMNIFICATION	98
10.4. SUCCESSORS AND ASSIGNS	100
10.5. SURVIVAL	103
10.6. COUNTERPARTS; INTEGRATION; EFFECTIVENESS	103
10.7. SEVERABILITY	104
10.8. RIGHT OF SETOFF	104
10.9. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS	104
10.10. WAIVER OF JURY TRIAL	105
10.11. HEADINGS	105
10.12. CONFIDENTIALITY	105
10.13. SEVERAL OBLIGATIONS; NONRELIANCE; VIOLATION OF LAW	106
10.14. USA PATRIOT Act	106
10.15. DISCLOSURE	106
10.16. APPOINTMENT FOR PERFECTION	106
10.17. INTEREST RATE LIMITATION	107
10.18. LENDER AFFILIATES	107

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EXHIBITS

Exhibit 1.1(a)	Form of Assignment Agreement

Exhibit 1.1(b)	Form of Borrowing Base Certificate

Exhibit 3.1	Closing Checklist

Exhibit 5.2(a)	Form of Compliance Certificate

SCHEDULES

Commitment Schedule

Schedule 2.6	Existing Letters of Credit

Schedule 4.7	ERISA

Schedule 4.8	Real Estate

Schedule 4.14	Labor Relations

Schedule 4.17	Insurance

Schedule 4.18	Ventures, Subsidiaries and Affiliates; Outstanding Capital Stock

Schedule 4.19	Jurisdiction of Organization; Chief Executive Office

Schedule 4.20	Locations of Inventory, Equipment and Books and Records

Schedule 4.21	Deposit Accounts and Other Accounts

Schedule 4.22	Governmental Contracts

Schedule 6.1.1	Indebtedness

Schedule 6.1.2	Contingent Obligations

Schedule 6.2	Liens

Schedule 6.5	Investments

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FINANCING AGREEMENT

THIS FINANCING AGREEMENT (this “Agreement”), dated as of February 28, 2012 by and among TITANIUM METALS CORPORATION, a Delaware corporation, as Borrower (the “Borrower”), the other Credit Parties party hereto, each of the Lenders from time to time party hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as LC Issuer and as Agent, is as follows:

1. DEFINITIONS.

1.1. Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Account Debtor” means any Person obligated on an Account.

“Accounts” means as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Capital Stock of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted LIBOR” means, with respect to any LIBOR Borrowing for any Interest Period or for any Base Rate Borrowing, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote 10% or more of the securities (or other ownership interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Notwithstanding the foregoing, neither Agent, any LC Issuer nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means U.S. Bank in its capacity as administrative agent for the Lenders pursuant to Section 9, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Section 9.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBOR for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR, respectively.

“Anti-Terrorism Laws” means any law, rule or regulation relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws, rules and regulations compromising or implementing the Bank Secrecy Act and the laws, rules and regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may be amended).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time); provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.

“Applicable Spread” means, for any day, with respect to any Base Rate Loan (including any Swingline Loan) or LIBOR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Base Rate Spread” or “LIBOR Spread”, as the case may be, based upon average daily Availability for Borrower’s most recent calendar quarter:

Level	Average Daily Availability	Base Rate Spread	LIBOR Spread
I	≥ 66 2/3% of the total Revolving Commitments	0.75%	1.75%
II	<66 2/3% of the total Revolving Commitments and > 33 1/3% of the total Revolving Commitments	1.00%	2.00%
III	≤33 1/3% of the total Revolving Commitments	1.25%	2.25%

For purposes of the above pricing grid, from the Closing Date until September 30, 2012 the Applicable Spread shall be set at Level I. Changes in the Applicable Spread resulting from changes in Availability shall become effective on the first day of each calendar quarter, commencing on October 1, 2012, based upon the average daily Availability for the immediately preceding fiscal quarter. In the event that Borrower fails to deliver a Borrowing Base Certificate pursuant to Section 5.2(c), the Applicable Spread shall be set at Level III until two (2) Business Days after the delivery by Borrower of such Borrowing Base Certificate. In the event Borrower or Agent determines in good faith that the calculation of Availability on which the applicable interest rate for any particular period was determined is inaccurate, and as a consequence thereof, the applicable rate was lower than it would have been, (i) Borrower shall promptly deliver to Agent a correct Borrowing Base Certificate for such period (and if such Borrowing Base Certificate is not accurately restated and delivered within ten (10) Business Days after the first discovery of such inaccuracy or upon notice by Agent of such determination, then the highest pricing level set forth above shall apply retroactively for such period notwithstanding any subsequent restatement thereof after such ten (10) Business Day period), (ii) Agent shall notify Borrower of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the applicable rate been calculated based on the correct Availability calculation (or the highest pricing level set forth above if a correct Borrowing Base Certificate was not delivered within the ten (10) Business Day period) and (iii) Borrower shall promptly pay to Agent, for the benefit of the Lenders, the difference between the amount that would have been due and the amount actually paid in respect of such period. In the event the Borrower or Agent determines in good faith that the calculation of Availability on which the applicable interest rate for any particular period was determined is inaccurate, and as a consequence thereof, the applicable rate was higher than it would have been, (i) the Borrower shall promptly deliver to Agent a correct Borrowing Base Certificate for such period, (ii) Agent shall notify the Borrower and the Lenders of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the applicable rate been calculated based on the correct Availability calculation, and (iii) at Agent’s option, either (a) the Lenders shall promptly pay to Agent their respective Applicable Percentages of the difference between the amount that would have been due and the amount actually paid in respect of such period, and the Agent shall promptly pay such amounts to the Borrower or (b) the difference between the amount that would have been due and the amount actually paid in respect of such period shall be credited against interest owing by Borrower on the next Interest Payment Date.

“Approved Fund” has the meaning assigned to such term in Section 10.4.

“Assignment Agreement” means an assignment agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by Agent, in the form of Exhibit 1.1(a) or any other form approved by Agent.

“Available Revolving Commitment” means, at any time, with respect to a Revolving Lender, the Revolving Commitment of such Revolving Lender then in effect minus the Revolving Exposure of such Revolving Lender at such time (excluding such Revolving Lender’s Swingline Exposure).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the total Revolving Commitments and (ii) the Borrowing Base minus (b) the Revolving Exposure of all Revolving Lenders.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards,” purchasing cards and procurement cards), (b) stored value cards, (c) credit card processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Credit Parties means any and all obligations and liabilities of any or all of the Credit Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” has the meaning assigned to such term in Section 2.23.

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Titanium Metals Corporation, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, as of any date of determination by Agent, an amount in Dollars equal to the sum at such time of the following (less (i) Reserves for Swap Obligations that constitute Secured Obligations and (ii) other Reserves established by Agent at such time in its Permitted Discretion):

(a)	85% of the book value of Eligible Accounts at such time; plus

(b)	the sum of the following calculation for each Inventory Category (calculated individually): the lesser of (1) 70% of the book value (which is lower of cost or market) of such Eligible Inventory valued based on specific identification of Inventory, or (2) 85% of the book value of Eligible Inventory multiplied by the then current NOLV Factor;

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Agent (absent any error in such Borrowing Base Certificate); provided, that the Borrowing Base shall be adjusted (i) upon the establishment of any Reserve by Agent in accordance with the terms of this Agreement or the exclusion by Agent in accordance with the terms of this Agreement of any previously eligible component of the Borrowing Base and (ii) at Agent’s election when cash dominion is in effect pursuant to Section 5.11, for collections received in respect of Accounts.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of Borrower, in substantially the form of Exhibit 1.1(b) or another form which is mutually acceptable to Agent and Borrower in their reasonable discretion.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Credit Parties.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Exchange Act.

“Cash Dominion Period” means a period that begins (i) upon the occurrence of an Event of Default and continues until such time as no Event of Default exists (and Availability is more than the Dominion/Reporting Threshold) or (ii) on any date on which Availability is less than the Dominion/Reporting Threshold and continues until such time as no Event of Default exists and Availability has been more than the Dominion/Reporting Threshold for a period of ninety (90) consecutive days.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to Agent or Lender, or (iii) compliance by Agent, any LC Issuer or any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, provided however, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, are deemed to have gone into effect and been adopted after the Closing Date.

“Change of Control” means the occurrence of any of the following: (a) a change in control as reported by the Borrower in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or Item 1 of Form 8 K promulgated under the Exchange Act, (b) any “person” (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) after the date of this Agreement becomes the “beneficial owner” (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Borrower representing the Control Percentage (or more) of the combined voting power of the Borrower’s then outstanding securities and such person is not a Permitted Holder or (c) following the election or removal of directors, a majority of the Borrower’s Board of Directors consists of individuals who were not members of the Borrower’s Board of Directors immediately prior to such election or removal, unless the election of each director who was not a director immediately prior to such election or removal (i) has been approved in advance by directors representing at least a majority of the directors then in office who were directors immediately prior to such election or removal, or (ii) has been approved by any Permitted Holder.

“Charges” shall have the meaning assigned to such term in Section 10.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Closing Date” means February 28, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property, and proceeds thereof, now owned or hereafter acquired by any Credit Party, in or upon which a Lien is granted or now or hereafter exists in favor of any Lender or Agent for the benefit of Agent, Lenders and the other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Deposit Account” has the meaning assigned to such term in Section 5.11.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Control Agreements and all other security agreements, patent and trademark security agreements, control agreements, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or Agent for the benefit of Agent and the other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person, as debtor, in favor of any Lender or Agent for the benefit of Agent and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Collection Account” has the meaning assigned to such term in Section 5.11.

“Collective Bargaining Agreements” means, collectively, (i) that certain agreement dated December 17, 2010 between Titanium Metals Corporation, with respect to its plant located at Henderson, Nevada and the United Steelworkers, AFL-CIO-CLC, on behalf of its Local Union No. 4856; (ii) that certain agreement dated July 1, 2011 between Titanium Metals Corporation, with respect to its plant located at Toronto, Ohio and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO-CLC on behalf of its Local Union No. 5644; and (iii) that certain agreement dated July 1, 2011 between Titanium Metals Corporation, with respect to its plant located at Toronto, Ohio and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union AFL-CIO-CLC on behalf of its Local Union No. 5644-01.

“Collective Master Trust” means the Combined Master Retirement Trust described in Borrower’s Form 10-K for the Fiscal Year ended December 31, 2010.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, including the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Compliance Certificate” means a certificate in the form of Exhibit 5.2(a).

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any Indebtedness, lease, dividend or other obligation for the payment of money of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Swap Agreements; or (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported; provided that “Contingent Obligation” shall not include (i) endorsements for collection or deposit in the Ordinary Course of Business and (ii) solely for purposes of Section 6.1.2, any Contingent Obligations consisting of a guaranty by any Credit Party of an obligation of any other Credit Party.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such deposit account or securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Control Confirmation” means a notice in form and substance reasonably acceptable to Agent that the applicable Control Agreement will remain in effect subsequent to a financial institution’s receipt of instruction from Agent terminating cash dominion and that such financial institution will continue to follow the instructions of Agent as set forth in the applicable Control Agreement.

“Control Percentage” means 50.01%.

“Covenant Testing Period” means any period that (a) begins upon the occurrence of an Event of Default and continues until the later of (i) such time as no Event of Default exists and (ii) 180 days following the last day of any previous Covenant Testing Period, if any (and continues so long as any condition described in clauses (b) or (c) below exists); (b) begins on any date on which Availability has been less than 12.5% of the total Revolving Commitments for the three (3) or more consecutive Business Days immediately preceding such date and continues until the later of (i) the first date on which Availability has been greater than 20% of the total Revolving Commitments for a period of at least ninety (90) consecutive days immediately preceding such date and (ii) 180 days following the last day of any previous Covenant Testing Period, if any (and continues so long as any Event of Default or condition described in clause (c) below exists); or (c) begins on any date on which Availability is less than 10% of the total Revolving Commitments and continues until the later of (i) the first date on which Availability has been greater than 20% of the total Revolving Commitments for a period of at least ninety (90) consecutive days immediately preceding such date and (ii) 180 days following the last day of any previous Covenant Testing Period, if any (and continues so long as any Event of Default or condition described in clause (b) above exists).

“Covenant Threshold” means at any time, 17.5% of the total Revolving Commitments at such time.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, if any.

“Credit Party” means Borrower and each Subsidiary Guarantor.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the rate of interest referred to in Section 2.13.4.

“Defaulting Lender” means any Lender, as determined by Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified Borrower, Agent, any LC Issuer, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (other than, in each case, as a result of a good faith dispute as to the obligation of such Lender to fund a Revolving Loan due to the failure of Borrower to satisfy the conditions set forth in Section 3.2), (c) failed, within three Business Days after request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any Capital Stock in such Lender or parent company.

“Designated Immaterial Subsidiary” means, at any time, each Domestic Subsidiary of Borrower or any Credit Party which is designated in a written notice by Borrower to Agent as a “Designated Immaterial Subsidiary” and (a) for which EBITDA for the most recently ended twelve month period (when aggregated with EBITDA for all other Designated Immaterial Subsidiaries for such twelve month period) is not more than 2.5% of consolidated EBITDA of the Borrower and its Subsidiaries for such twelve month period and (b) which does not at such time own assets with an aggregate value (when aggregated with the assets of all other Designated Immaterial Subsidiaries) of more than 2.5% of the total value of the assets owned by the Borrower and its Subsidiaries at such time; provided that no Credit Party shall be designated as a Designated Immaterial Subsidiary.

“Designated Subsidiary” means each Designated Immaterial Subsidiary and each Designated Material Subsidiary.

“Designated Material Subsidiary” means each Domestic Subsidiary of Borrower (other than a Designated Immaterial Subsidiary) designated in a written notice by Borrower to Agent as a “Designated Material Subsidiary”; provided that no Credit Party shall be designated as a Designated Material Subsidiary.

“Dollars,” “dollars” and “$” refers to lawful money of the United States of America unless otherwise indicated.

“Domestic Subsidiary” means each Wholly-Owned Subsidiary that is a “United States person” under and as defined in Section 7701(a)(30) of the Code.

“Dominion/Reporting Threshold” means, at any time, 15% of the total Revolving Commitments at such time.

“EBITDA” means Borrower’s and its Domestic Subsidiaries’ (other than any Designated Material Subsidiaries) consolidated net earnings (or loss), minus extraordinary gains and interest income, plus non-cash extraordinary losses, interest expense, income taxes, and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Eligible Accounts” means all Accounts owned by a Credit Party and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower to Agent, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Eligible Accounts shall not include the following Accounts of any Credit Party:

(a) any Account that is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date;

(b) Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (a) of this definition;

(c) Accounts that are the obligations of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(d) Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Credit Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(e) Accounts to the extent any Credit Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to any Credit Party or any Subsidiary thereof but only to the extent of the potential offset;

(f) Any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account (including without limitation with respect to partially paid Accounts, unprocessed credit memos, rebates and scrap accrual);

(g) Accounts that arise from a sale to any Affiliate of any Credit Party;

(h) Accounts owing by (i) an Account Debtor (other than an Identified Account Debtor) to the extent the aggregate amount of Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceeds fifteen percent (15%) of all Eligible Accounts or (ii) an Identified Account Debtor to the extent the aggregate amount of Accounts may by such Identified Account Debtor and its Affiliates (including without limitation all other Identified Account Debtors) as of any date of determination exceeds twenty-five percent (25%) of all Eligible Accounts;

(i) Accounts with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;

(j) Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(k) Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer or director with any Credit Party;

(l) Accounts (i) as to which a Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(m) Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(n) Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(o) Accounts that are payable in any currency other than United States Dollars;

(p) Accounts that (i) are not owned by a Credit Party or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of Agent, securing the Obligations;

(q) Accounts that arise with respect to goods that are placed on guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(r) Accounts that are evidenced by a judgment, instrument or chattel paper;

(s) Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(t) Accounts that do not arise from the sale of goods or the performance of services by such Credit Party in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(u) Accounts as to which Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien;

(v) Accounts that arise with respect to the Valtimet profit sharing plan;

(w) Accounts that arise with respect to the buffer stock sales of Inventory; or

(x) Accounts that are otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to Borrower.

“Eligible Inventory” means Inventory owned by a Credit Party and properly reflected as “Eligible Inventory”, in the most recent Borrowing Base Certificate delivered by Borrower to Agent, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria in its Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments or new criteria which have the effect of making more credit available. Eligible Inventory shall not include the following Inventory of any Credit Party:

(a) Inventory that is excess, obsolete, unsaleable, shopworn or seconds;

(b) Inventory that is damaged, returned, rejected or otherwise unfit for sale;

(c) Inventory that is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(d) Inventory that is placed on consignment;

(e) Inventory that (i) is not either located on premises owned, leased or rented by a Credit Party or stored with or in the possession of a bailee or warehouseman, processor or converter, (ii) is stored at a leased or rented location, unless a reasonably satisfactory landlord waiver has been delivered to Agent, (iii) is stored with a bailee, warehouseman, processor or converter unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, provided, that in the case of Inventory described in clauses (i), (ii) and (iii) above, at Borrower’s request and in Agent’s Permitted Discretion, Agent may elect to include such Inventory in Eligible Inventory and establish a Reserve;

(f) Inventory that is not located in the United States or that is in transit, except for Inventory in transit between domestic locations of Credit Parties;

(g) Inventory that is not covered by casualty insurance reasonably acceptable to Agent;

(h) Inventory that is not owned by such Credit Party or is subject to Liens (other than Permitted Liens described in Sections 6.2(b), (d), (e) and (g)) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Credit Party’s performance with respect to that Inventory);

(i) Inventory that is not subject to a first priority Lien in favor of Agent on behalf of itself and the Secured Parties, except for Permitted Liens described in Section 6.2(e) (subject to Reserves);

(j) Inventory that consists of tolling Inventory;

(k) Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(l) Inventory that consists of packing or shipping materials, or manufacturing supplies (including chlorine);

(m) Inventory that consists of buffer stock, tooling or replacement parts;

(n) Inventory that consists of display items;

(o) Inventory that consists of Hazardous Materials other than titanium metal and/or powder or goods that can be transported or sold only with licenses that are not readily available;

(p) intercompany profit on Inventory; and

(q) Inventory that is otherwise determined to be unacceptable by Agent in its Permitted Discretion, upon the delivery of oral or written notice of such determination to Borrower.

“Equipment” means equipment as defined in the UCC.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the determination of a Governmental Authority that any Benefit Plan or any trust thereunder intended to qualify for tax-exempt status under Section 401 or 501 of the Code is not so qualified to the extent such determination would reasonably be expected to result in the imposition of any liabilities in excess of $10,000,000, or the imposition against the Credit Party by any Governmental Authority of any excise taxes in excess of $10,000,000 under Chapter 43 of the Code; (j) a Title IV plan is in “at risk” status within the meaning of Section 430(i) of the Code; (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Default” has the meaning assigned to such term in Section 8.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on (or measured by) its net overall income, and franchise or excise taxes imposed on it in lieu of net income taxes, by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or by any jurisdiction in which such recipient is qualified to do, or is doing, business, or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.19.2), any withholding tax that is imposed on such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17.6, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17.1, (d) withholding taxes imposed as a result of a Foreign Lender’s failure to comply with the requirements of Sections 1471 through 1474 of the Code and any regulations promulgated thereunder to establish an exemption from withholding thereunder, and (e) any U.S. backup withholding required by the Code due to (A) the failure of a U.S. Lender to comply with Section 2.17.6, (B) notified payee underreporting of reportable interest or dividend payments or other reportable payments or (C) the IRS notifying Agent or Borrower that the taxpayer identification number furnished by such U.S. Lender is incorrect.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as amended.

“Existing Letters of Credit” means the letters of credit issued by U.S. Bank and listed on Schedule 2.6 hereto.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.

“Fee Letter” means that certain Fee Letter dated February 28, 2012 between Borrower and U.S. Bank.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each fiscal month of Borrower for the most recently ended twelve fiscal months, of (a) EBITDA minus the unfinanced portion of Capital Expenditures, to (b) Fixed Charges, all calculated for Borrower and its Domestic Subsidiaries (other than any Designated Material Subsidiaries) on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any fiscal month, without duplication, the sum of (a) interest expense paid in cash during such period, plus (b) the aggregate amount of scheduled principal payments in respect of Indebtedness, plus (c) the aggregate amount of income taxes paid during such period, plus (d) Restricted Payments made in cash during such period, plus (e) scheduled Capital Lease Obligation payments paid in cash during such period, all calculated for such period for Borrower and its Domestic Subsidiaries (other than any Designated Material Subsidiaries) on a consolidated basis in accordance with GAAP.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Person” means a Person that is organized under the laws of a jurisdiction other than the United States or any political subdivision thereof.

“Foreign Subsidiary” means a Subsidiary that is a Foreign Person.

“Funding Account” means an account of Borrower with U.S. Bank and designated by written notice from Borrower to Agent as Borrower’s “Funding Account”.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, made by the Credit Parties in favor of Agent, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Capital Stock (or any Capital Stock of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Maturity Date, valued at, in the case of redeemable preferred Capital Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Capital Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Identified Account Debtor” means an Account Debtor identified to and approved by the Lenders on the Closing Date and any subsidiary of such Account Debtor, in each case so long as such Account Debtor maintains either a credit rating of at least BBB from Standard & Poors or BAA 3 from Moodys.

“Information” has the meaning assigned to such term in Section 10.12.

“Interest Election Request” means a request by Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.8.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the first day of each calendar quarter and the Maturity Date, and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” means “inventory” as defined in the UCC.

“Inventory Category” means, as applicable, (a) Inventory consisting of raw materials and scrap metal, (b) work in process and intermediate Inventory or (c) Inventory consisting of finished goods.

“Investments” has the meaning assigned to such term in Section 6.5.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Knowledge of Borrower” means the personal knowledge of a Responsible Officer of Borrower.

“LC Collateral Account” has the meaning assigned to such term in Section 2.6.10.

“LC Disbursement” means a payment made by any LC Issuer pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuer” means U.S. Bank, in its capacity as an issuer of Letters of Credit under Section 2.6, and its successors in such capacity. Each LC Issuer may, in its reasonable discretion, in consultation with Borrower, arrange for one or more Letters of Credit to be issued by Affiliates of such LC Issuer, in which case the term “LC Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any Existing Letter of Credit and any letter of credit issued pursuant to this Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Borrowing for such Interest Period shall be the rate at which Dollar deposits for a maturity comparable to such Interest Period are offered by major financial institutions reasonably satisfactory to Agent in the London interbank market two Business Days prior to the commencement of such Interest Period.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, constructive trust or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Subordination Agreement, the Fee Letter and all other agreements, instruments, documents and certificates delivered to Agent and/or any Lender in connection with the foregoing.

“Loans” means the loans and advances made by Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Overadvances and Protective Advances.

“Lock Boxes” has the meaning assigned to such term in Section 5.11.

“Long Term Agreements” means any agreement with a duration of greater than 12 months or longer with an Account Debtor of any Credit Party, to the extent such agreement (together with any other agreements between any Credit Party and such Account Debtor or an Affiliate of such Account Debtor) relates to gross revenue for the most recently ended Fiscal Year in excess of 10% of the aggregate gross revenue of the Credit Parties for such Fiscal Year.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of (x) the Credit Parties and their Subsidiaries taken as a whole or (y) the Credit Parties and the Subsidiary Guarantors taken as a whole; (b) a material impairment of the ability of any Credit Party to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Maturity Date” means February 28, 2017 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 10.17.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Agent by an appraiser selected by Agent.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Responsible Officer).

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by Agent of each updated appraisal.

“Non-Consenting Lender” has the meaning assigned to such term in Section 10.2.3.

“Notice of Borrowing” means a request by Borrower for a Revolving Borrowing in accordance with Section 2.3.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest that accrues after the commencement of an insolvency proceeding with respect to any Credit Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses (including fees and expenses that accrue after the commencement of an insolvency proceeding with respect to any Credit Party, regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, Agent, any LC Issuer or any indemnified party arising under the Loan Documents.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Capital Stock of a Person.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise (other than any such Tax imposed on or measured by its net overall income) or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, filing or enforcement of, or otherwise with respect to, this Agreement or the other Loan Documents.

“Overadvance” has the meaning assigned to such term in Section 2.5.2.

“Participant” has the meaning assigned to such term in Section 10.4.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by Borrower or any Subsidiary Guarantor to the extent that each of the following conditions shall have been satisfied:

(a) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 3.2 shall have been satisfied;

(b) with respect to any Acquisition for which consideration is less than or equal to $35,000,000, Borrower shall have notified Agent and Lenders of such proposed Acquisition promptly following the consummation thereof, which notification shall contain a confirmation that Availability shall not be less than the Covenant Threshold, on a pro forma basis, after giving effect to such Acquisition;

(c) Borrower and its Subsidiaries (including any new Subsidiary unless such new Subsidiary is a Designated Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 5.13, if any;

(d) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e) the applicable Target shall be engaged in the same or similar line of business as the Credit Parties;

(f) no Event of Default shall then exist or would exist after giving effect thereto; and

(g) with respect to any Acquisition for which the consideration exceeds $35,000,000 with respect to any such Acquisition:

(i) Borrower shall have furnished to Agent and Lenders at least five (5) Business Days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (or, if no such term sheet and/or letter of intent exists, then a written summary of the proposed Acquisition prepared by Borrower) (in either case setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of Agent, such other information and documents that Agent may request (to the extent such information and documents then exist), including, without limitation, the most recent drafts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith (together with any material updates to the foregoing documents and final executed counterparts thereof), (2) historical financial statements of the applicable Target reasonably requested by Agent, (3) pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, and (4) copies of such other agreements, instruments and other documents as Agent reasonably shall request; and

(ii) Availability shall not be less than the Covenant Threshold, on a pro forma basis, after giving effect to such Acquisition as evidenced by a certificate delivered to Agent by a Responsible Officer of Borrower at least five (5) Business Days prior to such Acquisition.

Notwithstanding the foregoing, no Accounts or Inventory acquired in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Agent, including the establishment of Reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” means (a) Harold C. Simmons (“Simmons”), (b) the spouse of Simmons (“Simmons Spouse”), (c) any descendants of Simmons (whether natural or adopted) (“Simmons Children”, and together with Simmons and Simmons Spouse, the “Simmons Family”), (d) any trust established primarily for the benefit of the Simmons Family, so long as a member of the Simmons Family is the trustee of any such trust (such trusts, collectively, the “Simmons Trusts,”) (e) any Person (including any corporation, limited liability company, employee benefit plan or pension fund) controlled in the aggregate by the Simmons Family or any member thereof or by the Simmons Trusts, (f) a trust or custodianship, to the extent that the trustee and beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only the Simmons Family or a Simmons Trust or (g) any heirs, executors, administrators, testamentary trustees or legatees of the Simmons Family. For purposes of this definition, the term “control” (including the correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Permitted Liens” has the meaning assigned to such term in Section 6.2.

“Permitted Purchase Money Indebtedness” means purchase money or Capital Lease Obligations incurred by Borrower or its Subsidiaries to fund the purchase of Equipment, real estate or other fixed assets; provided, that (i) in no event shall the amount of such Indebtedness outstanding at any time exceed $25,000,000 in the aggregate; (ii) such purchase money Indebtedness will not be secured by any Collateral or by any Property other than the Property so acquired and any identifiable proceeds; and (iii) the principal amount of such purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the Property so acquired.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under Section 6.1.1(c) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (d) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended, (e) if the Indebtedness that is refinanced or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing or extension Indebtedness must include subordination terms and conditions that are at least as favorable to Agent and the Lenders as those that were applicable to the refinanced or extended Indebtedness, and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Subordinated Debt Payments” means scheduled payments of interest and principal on the Subordinated Indebtedness that are permitted to be made under the terms of the applicable subordination agreement related thereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(i) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral of any Credit Party, other than the sale of Inventory in the ordinary course of business; or

(ii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral of any Credit Party with a fair value immediately prior to such event equal to or greater than $5,000,000.

“Prime Rate” means the prime rate announced by U.S. Bank from time to time. The “Prime Rate” hereunder will be adjusted each time that such announced prime rate changes. The prime rate announced by U.S. Bank is determined solely by U.S. Bank pursuant to market factors and its own operating needs and is not necessarily U.S. Bank’s best or most favorable rate for commercial or other loans.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Protective Advance” has the meaning assigned to such term in Section 2.4.

“Real Estate” means any real estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Register” has the meaning assigned to such term in Section 10.4.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Report” has the meaning assigned to such term in Section 9.6.2.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC under such regulations).

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 51% of the sum of the total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means any and all reserves which Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for rent at locations leased by any Credit Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, Banking Services Reserves, reserves for tax accruals, reserves for dilution of Accounts, reserves for accrued and unpaid interest on the Obligations, reserves for Inventory shrinkage, reserves for declines in Inventory values and reserves for contingent liabilities of any Credit Party) with respect to the Collateral or any Credit Party.

“Responsible Officer” means the chairman, chief executive officer, president, chief financial officer, controller or treasurer of Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Borrowing” means a Borrowing of Revolving Loans.

“Restricted Payments” has the meaning assigned to such term in Section 6.6.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.9 and (b) assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, plus its LC Exposure, plus an amount equal to its Applicable Percentage of the aggregate outstanding principal amount of Swingline Loans, plus an amount equal to its Applicable Percentage of the aggregate outstanding principal amount of Overadvances.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that prior to or within ten (10) Business Days after the time that the documentation relating to such Banking Services Obligations or Swap Obligations is executed, the Lender or Lender’s Affiliate party thereto (other than U.S. Bank or any of its Affiliates) shall have delivered written certification (setting forth a reasonably detailed calculation) to Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Secured Party” means collectively, (i) Agent, (ii) the Lenders, (iii) the LC Issuers, (iv) any Lender or any Affiliate of a Lender with respect to any Banking Services Obligations, and (v) any Lender or Affiliate of a Lender which is a counterparty to any Swap Obligation with any Credit Party, provided that with respect to clauses (iv) and (v) the Lender or Affiliate of a Lender party thereto (other than U.S. Bank or its Affiliates) shall have delivered written notice to the Agent that such a transaction has been entered into prior to or within ten (10) Business Days after such transaction has been entered and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.

“Settlement” has the meaning assigned to such term in Section 2.5.4.

“Settlement Date” has the meaning assigned to such term in Section 2.5.4.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Agent is subject with respect to the Adjusted LIBOR, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of a Credit Party which is subordinated to payment of the Secured Obligations to the written satisfaction of Agent.

“Subsidiary” means any Person as to which any Credit Party owns, directly or indirectly, at least 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons; provided, however that with respect to the Borrower or any Credit Party, “Subsidiary” shall not include any Foreign Person, except that references to “Subsidiary” or “Subsidiaries” in Sections 4.10(a), 5.1 and 5.2(k) shall include Foreign Persons.

“Subsidiary Guarantor” means each Domestic Subsidiary of a Borrower that guaranties and grants a security interest to secure the Secured Obligations, pursuant to documentation in form and substance reasonably acceptable to Agent. For purposes hereof, “Subsidiary Guarantor” shall include each Domestic Subsidiary of Borrower other than a Designated Subsidiary.

“Supermajority Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing at least 75% of the sum of the total Credit Exposure and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means U.S. Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.5.1.

“Tall Pines” means Tall Pines Insurance Company, a Vermont corporation.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax or Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“United States” means the United States of America.

“U.S. Dollars” means lawful money of the United States.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Capital Stock, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower, or by one or more of the other Wholly-Owned Subsidiaries of Borrower, or both.

1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Section 7 shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

2. THE CREDITS.

2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender severally and not jointly agrees to make Revolving Loans to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.4 and 2.5. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.

2.2. Loans and Borrowings.

2.2.1. Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4 and 2.5.

2.2.2. Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as Borrower may request in accordance herewith, provided that all Borrowings made on the Closing Date must be made as Base Rate Borrowings but may be converted into LIBOR Borrowings in accordance with Section 2.8.

Each Swingline Loan shall either be a Base Rate Loan or shall bear interest at such other rate (including any Applicable Margin) as may be mutually agreed by the Swingline Lender and Borrower. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

2.2.3. At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. Base Rate Revolving Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six LIBOR Borrowings outstanding.

2.2.4. Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any LIBOR Borrowing if (i) the Interest Period requested with respect thereto would end after the Maturity Date or (ii) any Event of Default has occurred and is continuing.

2.3. Requests for Revolving Borrowings. To request a Revolving Borrowing, Borrower shall notify Agent of such request in writing in a form approved by Agent and signed by Borrower and delivered by hand, facsimile or (subject to Section 10.1.2) electronic communication (a) in the case of a LIBOR Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12:00 noon, Chicago time, on the date of the proposed Borrowing. Each such Notice of Borrowing shall be irrevocable. Each such Notice of Borrowing shall specify the following information:

(a) the aggregate amount of the requested Borrowing and, if applicable, a breakdown of the separate wires comprising such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(d) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Notice of Borrowing in accordance with this Section, Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.4. Protective Advances.

2.4.1. Subject to the limitations set forth below, Agent is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to Borrower, on behalf of all Lenders, which Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.3) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 10% of the total Revolving Commitments; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Base Rate Borrowings. At any time that there is sufficient Availability and the conditions precedent set forth in Section 3.2 have been satisfied, Agent may request Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time Agent may require the Lenders to fund their risk participations described in Section 2.4.2.

2.4.2. Upon the making of a Protective Advance by Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Protective Advance.

2.5. Swingline Loans and Overadvances.

2.5.1. Agent, the Swingline Lender and Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after Borrower requests a Base Rate Borrowing, the Swingline Lender may elect to have the terms of this Section 2.5.1 apply to such Notice of Borrowing by advancing, on behalf of Revolving Lenders and in the amount requested, same day funds to Borrower on the applicable Borrowing date to the Funding Account (each such Loan made solely by the

Swingline Lender pursuant to this Section 2.5.1 is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth below. Each Swingline Loan shall be subject to all the terms and conditions applicable to other Base Rate Loans funded by Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed 7.5% of the total Revolving Commitments. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before giving effect to such Swingline Loan). All Swingline Loans shall be Base Rate Borrowings. Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender may, at any time, require Revolving Lenders to fund their participations in any Swingline Loan purchased hereunder. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan, Agent shall promptly distribute to such Lender such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Loan.

Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with Revolving Lenders on at least a weekly basis on any date that Agent elects, by notifying Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 10:00 a.m., Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the Swingline Loans as of the close of business on the Business Day immediately preceding such Settlement Date to such account of Agent as Agent may designate, not later than 1:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 3.2 have then been satisfied. Such amounts transferred to Agent shall be applied against the Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loans, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to Agent by any Revolving Lender on such Settlement Date, the Swingline Lender, shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.7.

2.5.2. Any provision of this Agreement to the contrary notwithstanding, at the request of Borrower, Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans to Borrower, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrower’s failure to comply with Section 2.1 for so long as such Overadvance remains outstanding in accordance with the terms of this Section 2.5.2, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent Section 3.2(c) has not been satisfied. All Overadvances shall constitute Base Rate Borrowings. The authority of Agent to make Overadvances is limited to an aggregate amount not to exceed (together with the outstanding principal amount of all outstanding Protective Advance) 10% of the total Revolving Commitments at any time, no Overadvance may remain outstanding for more than thirty days and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Upon the making of an Overadvance (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. Agent may, at any time, require Revolving Lenders to fund their participations in any Overadvance purchased hereunder. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance, Agent shall promptly distribute to such Lender such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Loan.

2.6. Letters of Credit.

2.6.1. General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account or for the account of any of the Subsidiary Guarantors, in a form reasonably acceptable to Agent and the applicable LC Issuer, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, any LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.6.2. Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Issuer) to the applicable LC Issuer and Agent (prior to 10:00 a.m., Chicago time, at least two Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.6.3), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable LC Issuer, Borrower also shall submit a letter of credit application on such

LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of (a) the total Revolving Commitments and (b) the Borrowing Base.

2.6.3. Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

2.6.4. Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable LC Issuer or Revolving Lenders, such LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the applicable LC Issuer, such Lender’s Applicable Percentage of each LC Disbursement made by such LC Issuer and not reimbursed by Borrower on the date due as provided in Section 2.6.5, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

2.6.5. Reimbursement. If any LC Issuer shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago time, on (i) the Business Day that Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.5 that such payment be financed with a Base Rate Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan. If Borrower fails to make such payment when due, Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to Agent its Applicable Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of Revolving Lenders), and Agent shall promptly pay to the applicable LC Issuer the amounts so received by it from Revolving Lenders. Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the applicable LC Issuer or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such LC Issuer, then to such Lenders and such LC Issuer as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any LC Issuer for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

2.6.6. Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.6.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. Neither Agent, Revolving Lenders nor any LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any LC Issuer; provided that the foregoing shall not be construed to excuse such LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any LC Issuer (as determined by a final, non-appealable decision of a court of competent jurisdiction), such LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any

LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

2.6.7. Disbursement Procedures. The applicable LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable LC Issuer shall promptly notify Agent and Borrower by telephone (confirmed in writing) of such demand for payment and whether such LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse such LC Issuer and Revolving Lenders with respect to any such LC Disbursement.

2.6.8. Interim Interest. If any LC Issuer shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph 2.6.5 of this Section, then Section 2.13.4 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable LC Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph 2.6.5 of this Section to reimburse such LC Issuer shall be for the account of such Lender to the extent of such payment.

2.6.9. Replacement of an LC Issuer. Any LC Issuer may be replaced at any time by written agreement among Borrower, Agent, the replaced LC Issuer and the successor LC Issuer. Agent shall notify Revolving Lenders of any such replacement of an LC Issuer. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced LC Issuer pursuant to Section 2.12.2. From and after the effective date of any such replacement, (i) the successor LC Issuer shall have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “LC Issuer” shall be deemed to include such successor or to include any previous LC Issuer or such successor and all previous LC Issuers, as the context shall require. After the replacement of an LC Issuer hereunder, the replaced LC Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.6.10. Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with Agent, in the name of Agent and for the benefit of Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (f) or (g) of Section 8.1. Such deposit shall be held by Agent as collateral for the payment and performance of the Secured Obligations. Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and Borrower hereby grants Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such LC Collateral Account. Moneys in such account shall be applied by Agent to reimburse the LC Issuers for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other Secured Obligations. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all such Events of Default have been cured or waived.

2.6.11. Treatment of Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall automatically and without further action by the parties thereto be deemed converted into a Letter of Credit under this Agreement, pursuant to this Section 2.6 and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date, (ii) each Existing Letter of Credit shall be included in the calculation of LC Exposure, and (iii) all liabilities of the Borrower and the other Credit Parties with respect to such Existing Letters of Credit shall constitute Obligations.

2.7. Funding of Borrowings.

2.7.1. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.5. Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that Base Rate Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.6.5 shall be remitted by Agent to the applicable LC Issuer and (ii) a Protective Advance or Overadvance shall be retained by Agent.

2.7.2. Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.7.1 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

2.8. Interest Elections.

2.8.1. Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

2.8.2. To make an election pursuant to this Section, Borrower shall notify Agent of such election in writing in a form approved by Agent and signed by Borrower and delivered by hand, facsimile or (subject to Section 10.1.2) electronic communication by the time that a Notice of Borrowing would be required under Section 2.3 if Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

2.8.3. Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(a) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (c) and (d) below shall be specified for each resulting Borrowing);

(b) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(c) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(d) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

2.8.4. Promptly following receipt of an Interest Election Request, Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

2.8.5. If Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Agent, at its election or at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

2.9. Termination of Commitments; Increase in Revolving Commitments.

2.9.1. Unless previously terminated, all Commitments shall terminate on the Maturity Date.

2.9.2. Borrower may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Agent of a cash deposit (or at the discretion of Agent a back up standby letter of credit satisfactory to Agent) equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

2.9.3. Borrower may from time to time reduce the Revolving Commitments; provided, that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000, (ii) the Borrower may not reduce the Revolving Commitments if, after giving effect to any such reduction, the total Revolving Commitments would be less than $100,000,000 and (iii) the Borrower may not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11.1, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base.

2.9.4. Borrower shall notify Agent of any election to terminate or reduce the Commitments under Section 2.9.2 or Section 2.9.3 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

2.9.5. Borrower shall have the right to increase the Revolving Commitment by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution subject to Section 2.9.6; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and the aggregate amount of such increases shall not exceed $75,000,000, (ii) Agent and Borrower has each approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iii) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (iv) the procedure described in Section 2.9.7 has been satisfied.

2.9.6. Agent shall promptly notify each Lender of any such proposed increase and of the proposed terms and conditions thereof. Each Lender may, in its sole discretion, commit to participate in such increase by forwarding its commitment to Agent therefor in form and substance (and within a reasonable time frame) satisfactory to Agent. If Agent receives commitments from existing Lenders in excess of the proposed increase, Agent shall allocate such increase among those Lenders from whom it has received commitments on a pro rata basis (based upon the amount of such increase committed to by each Lender). If Agent does not receive enough commitments from existing Lenders for such proposed increase, it may allocate any excess to one or more new Lenders.

2.9.7. Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to Agent and shall only require the written signatures of Agent, Credit Parties and the Lender(s) being added or increasing their Commitment so long as such increase does not cause the aggregate Revolving Commitments to exceed $275,000,000. As a condition precedent to such an increase, Borrower shall deliver to Agent a certificate of each Credit Party (in sufficient copies for each Lender) signed by an authorized officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of Borrower, certifying on behalf of each Credit Party that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 and the other Loan Documents are true and correct in all material respects (or true and correct in all respects if such representation or warranty contains any materiality qualifier, including references to “material”, “Material Adverse Effect” or dollar thresholds), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or true and correct in all respects if such representation or warranty contains any materiality qualifier, including references to “material”, “Material Adverse Effect” or dollar thresholds) as of such earlier date, and (B) no Default exists.

2.9.8. Within a reasonable time after the effective date of any increase, Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and Borrower, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding Base Rate Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. LIBOR Loans shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

2.10. Repayment of Loans; Evidence of Debt.

2.10.1. Borrower hereby unconditionally promises to pay (i) to Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to Agent for the account of the Swingline Lender the then unpaid principal balance of each Swingline Loan on the Maturity Date; provided, that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding and (iii) to Agent the then unpaid amount of each Protective Advance or Overadvance on the earlier of the Maturity Date and demand by Agent.

2.10.2. At all times that cash dominion is in effect pursuant to Section 5.11.3, on each Business Day, Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, second, to prepay any Swingline Loans, and third to prepay the Revolving Loans.

2.10.3. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

2.10.4. Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Agent hereunder for the account of the Lenders and each Lender’s share thereof.

2.10.5. The entries made in the accounts maintained pursuant to Section 2.10.3 or 2.10.4 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

2.10.6. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by Agent.

2.11. Prepayment of Loans.

2.11.1. Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11.5.

2.11.2. Except for Overadvances permitted under Section 2.5, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, Borrower shall prepay the Revolving Loans and/or Swingline Loans in an aggregate amount equal to such excess.

2.11.3. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Credit Party in respect of any Prepayment Event, Borrower shall, immediately after such Net Proceeds are received by any Credit Party, prepay the Obligations as set forth in Section 2.11.4 below in an aggregate amount equal to 100% of such Net Proceeds; provided, that so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required to the extent a Credit Party reinvests the Net Proceeds of such Prepayment Event of less than $10,000,000 in assets of a kind then used or usable in the business of the Credit Parties (provided that in the case of Net Proceeds of casualty or insured damage relating to Inventory, such Net Proceeds shall be reinvested in Inventory) within one hundred eighty (180) days after the date of such Prepayment Event occurred.

2.11.4. All such amounts pursuant to Section 2.11.2 and 2.11.3 shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, second, to prepay any Swingline Loans, and third to prepay the Revolving Loans without a corresponding reduction in the Revolving Commitment and thereafter (in the case of Section 2.11.2) to cash collateralize outstanding LC Exposure; provided that so long as no Event of Default exists, with respect to any prepayment of a LIBOR Loan, Agent will hold such amounts in a deposit account on terms mutually agreed by Borrower and Agent until the end of the applicable Interest Period with respect thereto and apply such prepayments to such LIBOR Loan only at the end of such applicable Interest Period.

2.11.5. Borrower shall notify Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed in writing) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 12:00 noon, Chicago time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 12:00 noon, Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9. Promptly following receipt of any such notice relating to a Revolving Borrowing, Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

2.12. Fees.

2.12.1. Borrower agrees to pay to Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of (i) with respect to each fiscal quarter end prior to and including September 30, 2012, 0.375% per annum on the average daily amount of the Available Revolving Commitment during such quarter (or from the Closing Date through fiscal quarter end with respect to the fiscal quarter ending March 31, 2012) of such Lender, (ii) with respect to any other fiscal quarter of Borrower, (a) if the average daily amount of the aggregate Revolving Exposure during such fiscal quarter is less than or equal to 67% of the total Revolving Commitments, 0.375% per annum on the average daily amount of the Available Revolving Commitment during such quarter of such Lender and (b) if the average daily amount of the aggregate Revolving Exposure during such fiscal quarter is more than 67% of the total Revolving Commitments, 0.25% per annum on the average daily amount of the Available Revolving Commitment during such quarter of such Lender, which fee shall accrue during the period from and including the Closing Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first day of each fiscal quarter and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.12.2. Borrower agrees to pay (i) to Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Spread used to determine the interest rate applicable to LIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each LC Issuer (with respect to each Letter of Credit issued by it) a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of such LC Issuer’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such LC Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first day of each quarter following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any LC Issuer pursuant to this Section 2.12.2 shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

2.12.3. Borrower agrees to pay to Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Borrower and Agent.

2.12.4. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Agent (or to any LC Issuer, in the case of fees payable to such LC Issuer) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.13. Interest.

2.13.1. The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Spread.

2.13.2. The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Spread.

2.13.3. Each Protective Advance and each Overadvance shall bear interest at the Base Rate plus the Applicable Spread for Revolving Loans plus 2%.

2.13.4. Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, either Agent or the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.2 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder and then due and payable, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

2.13.5. Accrued interest on each Loan (for Base Rate Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.13.4 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the closing date of such conversion.

2.13.6. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed. The applicable Base Rate or Adjusted LIBOR shall be determined by Agent, and such determination shall be conclusive absent manifest error.

2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

2.14.1. Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR or LIBO Rate, as applicable, for such Interest Period; or

2.14.2. Agent is advised by the Required Lenders that the Adjusted LIBOR or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Agent shall give notice thereof to Borrower and the Lenders by telephone or in writing as promptly as practicable thereafter and, until Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, and (ii) if any Notice of Borrowing requests a LIBOR Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

2.15. Increased Costs.

2.15.1. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR) or any LC Issuer; or

(b) impose on any Lender or any LC Issuer or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any LC Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such LC Issuer hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

2.15.2. If any Lender or any LC Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Issuer’s capital or on the capital of such Lender’s or such LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or Letters of Credit issued by such LC Issuer, to a level below that which such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such LC Issuer’s policies and the policies of such Lender’s or such LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer or such Lender’s or such LC Issuer’s holding company for any such reduction suffered.

2.15.3. A certificate of a Lender or an LC Issuer setting forth the amount or amounts necessary to compensate such Lender or such LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or such LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

2.15.4. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such LC Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or an LC Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event by payment to such Lender of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the LIBOR market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.17. Taxes.

2.17.1. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, any Lender or any LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.17.2. In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.17.3. Borrower shall indemnify Agent, each Lender and each LC Issuer, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent, such Lender or such LC Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or an LC Issuer, or by Agent on its own behalf or on behalf of a Lender or an LC Issuer, shall be conclusive absent manifest error.

2.17.4. Each Lender and each LC Issuer shall indemnify Borrower and Agent, within 10 days after written demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for Borrower or Agent) incurred by or asserted against Borrower or Agent by any Governmental Authority as a result of the failure by such Lender or such LC Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered to Borrower or Agent pursuant to Section 2.17.6. Each Lender and each LC Issuer hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender or such LC Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to Agent under this Section 2.17.4.

2.17.5. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

2.17.6. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to Agent), on or prior to the date such Foreign Lender becomes a party to this Agreement and at such other time or times prescribed by applicable law or if requested by the Borrower or Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate. Each U.S. Lender shall deliver to Borrower (with a copy to Agent) on or prior to the date such U.S. Lender becomes a party to this Agreement and at such other time or times prescribed by applicable law or if requested by the Borrower or Agent, a properly completed and executed IRS Form W-9 (or successor form) including such U.S. Lender’s taxpayer identification number and certifying that such U.S. Lender is exempt or otherwise not subject to U.S. backup withholding.

2.17.7. If Agent or a Lender has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such

Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

2.18.1. Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Agent at the address for payment specified in writing by Agent to Borrower, except payments to be made directly to an LC Issuer or to Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.3 shall be made directly to the Persons entitled thereto. Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars.

2.18.2. Any proceeds of Collateral received by Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall if no Event of Default has occurred or is continuing be applied as specified by Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collection Account when cash dominion is in effect (which shall be applied in accordance with Section 2.10.2) or (ii) after an Event of Default has occurred and is continuing and Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to Agent and any LC Issuer from Borrower (other than in connection with Banking Services or Swap Obligations), second, to pay interest due in respect of the Overadvances and Protective Advances, third, to pay the principal of the Overadvances and Protective Advances, fourth, to pay interest then due in respect of the Swingline Loans, fifth, to pay the principal on the Swingline Loans, sixth, to pay interest then due and payable on the Loans (other than the Overadvances, Protective Advances and Swingline Loans) ratably, seventh, to prepay principal on the Loans (other than the Overadvances, Protective Advances and Swingline Loans) and unreimbursed or unpaid LC Disbursements ratably, eighth, to pay an amount to Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, ninth, to payment of any amounts owing with respect to Banking Services Obligations and Swap Obligations, in each case, to the extent that they constitute Secured Obligations, and tenth, to the payment of any other Secured Obligation due to Agent or any Lender by any Credit Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower, or unless an Event of Default is in existence, neither Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans of the same Class and, in any such event, Borrower shall pay the break funding payment required in accordance with Section 2.16. Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

2.18.3. At the election of Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 10.3), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by Borrower pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of Borrower maintained with Agent. Borrower hereby irrevocably authorizes (i) Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 10.3) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.3, 2.4 or 2.5, as applicable and (ii) Agent to charge any deposit account of Borrower maintained with Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

2.18.4. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Credit Party pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Credit Party or Affiliate thereof (as to which the provisions of this Section 2.18.4 shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

2.18.5. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or LC Issuers hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuers, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuers, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender or such LC Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.

2.18.6. If any Lender shall fail to make any payment required to be made by it hereunder, then Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by Agent in its discretion.

2.19. Mitigation Obligations; Replacement of Lenders.

2.19.1. If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.19.2. If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

2.20.1. Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12.1;

2.20.2. The Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which increases the Commitment of a Defaulting Lender shall require the consent of such Defaulting Lender;

2.20.3. If any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(a) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time; and

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.6.10 for so long as such LC Exposure is outstanding;

(c) if Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (b) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12.2 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(d) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.20.3, then the fees payable to the Lenders pursuant to Section 2.12.1 and Section 2.12.2 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages after giving effect to the reallocation pursuant to this Section 2.20.3;

(e) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.20.3, then, without prejudice to any rights or remedies of any LC Issuer or any Lender hereunder, all letter of credit fees payable under Section 2.12.2 with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuers (ratably based upon their respective LC Exposure) until such LC Exposure is cash collateralized and/or reallocated;

2.20.4. No LC Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure of such LC Issuer will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower in accordance with Section 2.20.3, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20.3(i) (and Defaulting Lenders shall not participate therein); and

2.20.5. In the event and on the date that each of Agent, Borrower, each LC Issuer and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

3. CONDITIONS PRECEDENT

3.1. Closing Date Conditions. The obligation of the Lenders to make Loans and of any LC Issuer to issue Letters of Credit hereunder shall not become effective until the date on which the following conditions are satisfied in a manner reasonably satisfactory to Agent:

(a) Loan Documents. Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 3.1, each in form and substance reasonably satisfactory to Agent;

(b) Availability. After giving effect to the consummation of the transactions contemplated hereunder, payment of all costs and expenses in connection therewith, funding of the initial Loans and issuance of the initial Letters of Credit, Availability (reduced by the amount, if any of (i) the Credit Parties’ accounts payable which remain unpaid greater than 60 days past the due date of the original invoices applicable thereto and (ii) any book overdraft of the Credit Parties relating to accounts payable more than 60 days past due) shall be not less than $35,000,000;

(c) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required;

(d) Payment of Fees. The Borrower shall have paid the fees required to be paid on the Closing Date (including the fees specified in the Fee Letter), and shall have reimbursed Agent for all reasonable fees, costs and expenses of closing presented as of the Closing Date.

(e) Other Deliveries. Agent shall have received such other documents as Agent, the LC Issuer, any Lender or their respective counsel may have reasonably requested.

3.2. Conditions to Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any LC Issuer to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Credit Parties set forth in this Agreement shall be true and correct in all material respects (or true and correct in all respects if such representation or warranty contains any materiality qualifier, including references to “material”, “Material Adverse Effect” or dollar thresholds) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for any representation or warranty that expressly relates to an earlier date (in which event such representation or warranty shall be true and correct in all material respects (or true and correct in all respects if such representation or warranty contains any materiality qualifier, including references to “material”, “Material Adverse Effect” or dollar thresholds) on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Credit Parties on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) and (b) of this Section, the obligation of Lenders, to make Loans and the obligation of each LC Issuer to issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time shall not be suspended until Agent has, or Required Lenders have, directed Lenders or LC Issuers to not make a requested Loan or issue a requested Letter of Credit.

4. REPRESENTATIONS AND WARRANTIES. The Credit Parties, jointly and severally, represent and warrant to Agent and each

    Lender that the following are, true, correct and complete:

4.1. Corporate Existence and Power. Each Credit Party:

(a) is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals (i) to own its assets and carry on its business except to the extent that failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) to execute, deliver and perform its obligations under, the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license;

(d) is in compliance with its Organizational Documents; and

(e) is in compliance in all material respects with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.2. Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties of this Agreement, and of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c) violate any Requirement of Law in any respect;

except, in each case referred to in clause (c), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.3. Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) for those obtained or made on or prior to the Closing Date and (c) except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.4. Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

4.5. Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the Knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b) would reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

4.6. No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

4.7. ERISA Compliance. Schedule 4.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not reasonably be expected to result in Liabilities in excess of $1,000,000 in the aggregate, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. No ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Event is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The investment by any Title IV Plan in the Collective Master Trust does not constitute a “prohibited transaction” within the meaning of Section 4975 of the Code. The value of the trust interests in the Collective Master Trust held by a Title IV Plan is determined based on such Title IV Plan’s ownership interest in the Collective Master Trust and will not be increased or decreased by the claims or liabilities of any other benefit plan that also holds trust interests in the Collective Master Trust. No Credit Party is an ERISA Affiliate of any Person other than another Credit Party.

4.8. Ownership of Property; Liens.

(a) As of the Closing Date, the Real Estate listed in Schedule 4.8 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries. Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or license or other contractual right to use, all Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses. None of the Real Estate of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

(b) Each Credit Party has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of Agent, for the benefit of Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on the Collateral except in the case of Permitted Liens.

4.9. Taxes. Each Credit Party and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Subsidiary, as applicable, has set aside on its books adequate reserves. No tax liens have been filed and no claims are being asserted with respect to any such Taxes.

4.10. Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Borrower and its Subsidiaries dated December 31, 2010, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries dated September 30, 2011 and the related unaudited consolidated statement of income, shareholders’ equity and cash flows for the nine fiscal months then ended, in each case, as heretofore delivered to Agent:

(i) were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(ii) present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b) The unaudited consolidated balance sheet and income statement of Borrower and its Subsidiaries dated December 31, 2011 delivered on the Closing Date was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c) Since December 31, 2010, there has been no Material Adverse Effect.

(d) The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 6.1.1 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 6.1.2.

(e) All financial performance projections delivered to Agent, including the financial performance projections delivered on the Closing Date, represent Borrower’s good faith estimate of future financial performance and are based on assumptions believed by Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

4.11. Environmental Matters. Except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no Credit Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability, and (ii) no Credit Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law applicable to such Person or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law applicable to such Person or (2) to Borrower’s knowledge, has become subject to any Environmental Liability.

4.12. Regulated Entities. None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

4.13. Solvency. Both before and after giving effect to (a) the Loans made and Letters of Credit issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the transactions contemplated hereunder and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and Borrower individually are Solvent.

4.14. Labor Matters. There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the Knowledge of Borrower, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.14, as of the Closing Date (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) to the Knowledge of Borrower, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party. The hours worked by and payments made to employees of the Credit Parties and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state or local law dealing with such matters. All payments due from any Credit Party or any Subsidiary, or for which any claim may be made against any Credit Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Credit Party or such Subsidiary.

4.15. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the current conduct of the Credit Parties’ business, and the use thereof by the Credit Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

4.16. Brokers’ Fees; Transaction Fees. Except for fees payable to Agent, Lenders and LC Issuer, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

4.17. Insurance. Schedule 4.17 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles. Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with insurance companies which (i) with the exception of Tall Pines, are not Affiliates of any Credit Party and (ii) have an AM Best rating of at least B+ (and in the case of insurance provided by Tall Pines, backed by reinsurance from an insurance company that has an AM Best rating of at least A-) (provided, that the foregoing shall not obligate any Credit Party to replace any insurer or reinsurer prior to the end of the term of the applicable insurance or reinsurance policy as a result of a change in the rating of such insurer or reinsurer), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

4.18. Ventures and Subsidiaries; Outstanding Capital Stock. Except as set forth in Schedule 4.18, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person. All issued and outstanding Capital Stock of each of the Credit Parties and each of their respective Subsidiaries is duly authorized and validly issued, fully paid, non-assessable, and such Capital Stock of each Subsidiary is free and clear of all Liens except for Permitted Liens. All of the issued and outstanding Capital Stock of each Credit Party (other than Borrower) and each Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 4.18. All of the issued and outstanding Capital Stock of Borrower is owned by each of the Persons and in the amounts set forth in Borrower’s most recent proxy statement filed with the SEC as of the date thereof. Except as set forth in Schedule 4.18, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party (other than Borrower) or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Capital Stock. Set forth in Schedule 4.18 is a true and complete organizational chart of Borrower and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary and promptly following the completion of any Acquisition.

4.19. Jurisdiction of Organization; Chief Executive Office. Schedule 4.19 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 4.19 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

4.20. Locations of Inventory, Equipment and Books and Records. Each Credit Party’s Inventory and Equipment (other than Inventory or Equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 4.20 (which Schedule 4.20 shall be promptly updated by the Credit Parties upon notice to Agent as permanent Collateral locations change).

4.21. Deposit Accounts and Other Accounts. Schedule 4.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor, and identifies those deposit accounts and other accounts for which Control Agreements will be required pursuant to Section 5.11.1.

4.22. Government Contracts. Except as set forth in Schedule 4.22, as of the Closing Date, no Credit Party is a party to any contract or agreement providing for the sale of Inventory of $2,000,000 or more to any Governmental Authority in any Fiscal Year.

4.23. Material Agreements. No Credit Party is in default in any material respect in the performance, observance or fulfillment of any of its obligations contained in (i) any material agreement to which it is a party (including, without limitation, any Long Term Agreement or Collective Bargaining Agreement) or (ii) any agreement or instrument to which it is a party evidencing or governing Indebtedness, except, in any case, where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.24. Full Disclosure. None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.

4.25. Patriot Act., Etc.. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5. AFFIRMATIVE COVENANTS.

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1. Financial Statements. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). Borrower shall deliver to Agent for the benefit of each Lender:

(a) as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, (x) a copy of the audited consolidated balance sheets of Borrower and each of its Subsidiaries as of the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status, (y) a copy of the unaudited consolidating balance sheets of Borrower and each of its Subsidiaries as of the end of such year and the related unaudited consolidating statements of income or operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and (z) if any Designated Material Subsidiaries existed at any time during such Fiscal Year, a copy of the unaudited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such year and the related consolidated statements of income or operations and cash flows for such Fiscal Year, in each case excluding all Designated Material Subsidiaries; and

(b) as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (except for each fiscal month that ends on the last day of the fiscal quarters ending March 31, June 30 and September 30 of each Fiscal Year), (x) a copy of the unaudited consolidated (and, to the extent there were any Designated Material Subsidiaries at any time during such fiscal month, consolidating) balance sheets of Borrower and each of its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows, for such fiscal month and for the portion of the Fiscal Year then ended, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of shareholders’ equity and footnote disclosures and (y) if any Designated Material Subsidiaries existed at any time during the portion of the Fiscal Year then ended, a copy of the unaudited consolidated balance sheets of Borrower and each of its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows, for such fiscal month and for the portion of the Fiscal Year then ended, in each case excluding all Designated Material Subsidiaries and all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of shareholders’ equity and footnote disclosures; and

(c) as soon as available, but not later than forty-five (45) days after the end of each fiscal quarter of each year (except for the fiscal quarter ending December 31 of each Fiscal Year), (x) a copy of the unaudited consolidated and consolidating balance sheets of Borrower and each of its Subsidiaries as of the end of such quarter, and the related consolidated shareholders equity and consolidated and consolidating statements of income and cash flows, for such fiscal quarter and for the portion of the Fiscal Year then ended, all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures and (y) if any Designated Material Subsidiaries existed at any time during the portion of the Fiscal Year then ended, a copy of the unaudited consolidated balance sheets of Borrower and each of its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, shareholders’ equity and cash flows, for such fiscal quarter and for the portion of the Fiscal Year then ended, in each case excluding all Designated Material Subsidiaries and all certified by a Responsible Officer of Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

5.2. Appraisals; Certificates; Other Information. Borrower shall furnish to Agent for the benefit of each Lender:

(a) concurrently with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(c), (i) a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal quarter and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the projections for the current Fiscal Year delivered pursuant to Section 5.2(k) and discussing the reasons for any significant variations and (iii) a fully and properly completed Compliance Certificate in the form of Exhibit 5.2(a), certified on behalf of Borrower by a Responsible Officer of Borrower;

(b) promptly after the same are sent, copies of all financial statements and financial reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(c) as soon as available and in any event within fifteen (15) Business Days after the end of each fiscal month (or, (i) if required by Agent at any time that Availability is less than the Dominion/Reporting Threshold (and until such time as Availability exceeds the Dominion/Reporting Threshold for thirty (30) consecutive days), within five (5) Business Days after the end of each week and (ii) at any time after an Event of Default has occurred and until such time as such Event of Default is no longer continuing, at such other times as Agent may require in its sole discretion), a Borrowing Base Certificate, certified on behalf of Borrower by a Responsible Officer of Borrower, setting forth the Borrowing Base of Borrower as at the end of such period;

(d) concurrently with the delivery of the Borrowing Base Certificate, a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(e) concurrently with the delivery of the Borrowing Base Certificate, a summary and detailed due date aging as follows: current, 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(f) concurrently with the delivery of the Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(g) [reserved];

(h) concurrently with the delivery of the Borrowing Base Certificate, a monthly report of sales, collections and non-cash charges, together with a reconciliation of such report to the general ledger;

(i) to Agent, at the time of delivery of each of the monthly, quarterly or annual (as applicable) financial statements delivered pursuant to Sections 5.1(a), (b) and (c):

(i) a reconciliation of the most recent Borrowing Base Certificate, general ledger and month-end Accounts aging of the Credit Parties to the Credit Parties’ general ledger and financial statements delivered pursuant to Section 5.1, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(ii) a reconciliation of the perpetual Inventory by location to the Credit Parties’ most recent Borrowing Base Certificate, general ledger and financial statements delivered pursuant to Section 5.1, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion; and

(iii) a reconciliation of the accounts payable aging to the Credit Parties’ general ledger and financial statements delivered pursuant to Section 5.1, in each case, accompanied by such supporting detail and documentation as shall be requested by Agent in its Permitted Discretion;

(j) [reserved];

(k) as soon as available and in any event no later than thirty (30) days after the first day of each Fiscal Year of Borrower, preliminary projections (with final projections to follow no later than sixty (60) days after the first day of each Fiscal Year of Borrower) of the Borrower’s and its Subsidiaries’ consolidated and consolidating financial performance for such Fiscal Year on a month by month basis;

(l) promptly upon receipt thereof, copies of any reports submitted by the Borrower’s certified public accountants in connection with each annual or quarterly audit or review of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with such services;

(m) upon Agent’s reasonable request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then Net Orderly Liquidation Value of all or any portion of the Inventory of any Credit Party; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse Agent for the expenses of (i) one such appraisal conducted as a part of seeking credit approval for this financing, (ii) one such appraisal during any Fiscal Year ending on December 31, 2013 or thereafter and (iii) one additional appraisal in any such Fiscal Year (including the Fiscal Year ending December 31, 2012) if at any time after the completion of the first appraisal referenced in clause (i) or clause (ii) Availability is less than the Dominion/Reporting Threshold;

(n) promptly after execution thereof, copies of any replacement or extension of or amendment to any Collective Bargaining Agreement; and

(o) promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

Notwithstanding the foregoing, the obligations in Section 5.1 and 5.2 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing, to the extent applicable, as applicable, Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under Section 5.1(a), such materials are accompanied by a report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall contain (A) an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) not include any explanatory paragraph expressing substantial doubt as to going concern status.

Documents required to be delivered pursuant to Section 5.1 and 5.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on DebtX or another relevant website, if any, to which each Lender and Agent have access (whether a commercial, third party website or whether sponsored by Agent); provided that: (i) upon reasonable written request by Agent, the Borrower shall deliver paper copies of such documents to Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) Agent of the posting of any such documents and provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

5.3. Notices. Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than five (5) Business Days after a Responsible Officer becoming aware thereof):

(a) the occurrence or existence of any Default or Event of Default;

(b) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $7,500,000;

(c) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) which is reasonably expected to result in Liabilities of $7,500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(d) any Lien (other than a Permitted Lien) made or asserted against any of the Collateral with a value in excess of $1,000,000;

(e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(f) except for any such matters that could not reasonably be expected to have a Material Adverse Effect, (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under any Environmental Law, (ii) the existence of any condition, including unpermitted Releases, that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law, and (iii) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand or dispute alleging a violation of or Liabilities under any Environmental Law;

(g) (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(h) [reserved];

(i) any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(j) any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(k) the creation, establishment or acquisition of any Subsidiary (including a statement indicating if such Subsidiary is a Designated Immaterial Subsidiary or a Designated Material Subsidiary, if applicable), provided that no such notice is required with respect to any Subsidiary created solely for purposes of a Permitted Acquisition until such time as such Subsidiary owns assets other than nominal assets or the applicable Permitted Acquisition has been consummated;

(l) promptly (but in any event within five (5) Business Days), the occurrence of any strike, work stoppage, boycott, shutdown or other material labor disruption; and

(m) any termination of (other than at the stated termination date therefor), material default under, or amendment to any Long Term Agreement.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement by a Responsible Officer of Borrower setting forth details of the occurrence referred to therein, and stating what action a Credit Party or other Person proposes to take with respect thereto and at what time.

5.4. Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to transactions permitted by Section 6.4;

(b) preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 6.4 and sales of assets permitted by Section 6.9;

(c) use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d) preserve or renew all of its material registered trademarks, trade names and service marks, other than registered trademarks, trade names and service marks that have been abandoned in the Ordinary Course of Business; and

(e) conduct its business and affairs without any material infringement of or interference with any intellectual property of any other Person.

5.5. Maintenance of Property. Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and shall make all necessary repairs thereto and renewals and replacements thereof.

5.6. Insurance. Each Credit Party will, and will cause its Subsidiaries to, maintain or cause to be maintained, with insurers with a AM Best rating of at least B+ (and in the case of insurance provided by Tall Pines, backed by reinsurance from an insurance company that has an AM Best rating of at least A-) (provided that the foregoing shall not obligate any Credit Party to replace any insurer or reinsurer prior to the end of the term of the applicable insurance or reinsurance policy as a result of a change in the rating of such insurer or reinsurer)), such public liability insurance, directors and officers liability insurance, property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Credit Parties and such Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, each Credit Party will, and will cause its Subsidiaries to, maintain replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each Credit Party’s property insurance and business interruption policies shall (i) name Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, and (ii) contain a lender’s loss payable endorsement, reasonably satisfactory in form and substance to Agent, that names Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and provide for at least thirty (30) days’ (or ten (10) days’ for a cancellation as a result of nonpayment of premium) prior written notice to Agent of any material modification or cancellation of such policy. Each Credit Party’s primary Commercial General Liability Insurance and umbrella/excess liability insurance policies shall name Agent, on behalf of the Secured Parties, as an additional insured thereunder as respects covered obligations and indemnities herein.

5.7. Payment of Obligations. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities specified below:

(i) all federal or other material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (i) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and (ii) the aggregate Liabilities secured by such Lien do not exceed $5,000,000.

(ii) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person; and

(iii) the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.8. Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to (a) comply with its Organizational Documents and (b) comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business.

5.9. Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse Agent for the expenses of (i) the field examination, audit and inspection conducted as part of seeking approval for the transactions contemplated hereunder, (ii) one such field examination, audit and inspection during any Fiscal Year ending on December 31, 2013 or thereafter and (ii) one additional field examination, audit and inspection in any such Fiscal Year (including the Fiscal Year ending on December 31, 2012) if at any time after the completion of the first field examination, audit or inspection referenced in clause (i) Availability is less than the Dominion/Reporting Threshold. Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense, subject to limitations determined by Agent in its reasonable discretion.

5.10. Use of Proceeds. Borrower shall use the proceeds of the Loans solely as follows: (a) to pay costs and expenses required to be paid pursuant to Section 2.1, and (b) for working capital, capital expenditures, share repurchases, dividends, distributions and other general corporate purposes not in contravention of its Organizational Documents or any Requirement of Law and not in violation of this Agreement. No portion of the proceeds of any Loans shall be used in any manner that causes or might cause such Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act. Letters of Credit will be used only to support the working capital needs and other general corporate purposes of the Credit Parties not in contravention of this Agreement.

5.11. Cash Management Systems; Depository Banks.

5.11.1. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each deposit, securities, commodity or similar account maintained by such Person (other than (i) any payroll account so long as such payroll account is a zero balance account, (ii) withholding tax and fiduciary, (iii) deposit accounts and securities accounts with a balance that do not exceed $1,000,000 in the aggregate for all such accounts and (iv) securities accounts in which any Credit Party holds solely securities of Affiliates of the Credit Parties) as of or after the Closing Date. Except during the existence of an Event of Default or with respect to Collateral Deposit Accounts and Lock Boxes as otherwise provided in 5.11.3, (A) the Agent shall not provide any instructions directing disposition of funds in any such deposit account, (B) the Agent shall not provide any entitlement order or any instructions directing any transfer, redemption or other action or transaction with regard to any securities or financial assets in any securities account, and (C) the Agent shall not send, give or originate any access termination notice, shifting control notice, blocking notice or other notice or instructions directing that any Credit Party no longer have access to any funds, securities or financial assets in any deposit account or securities account.

5.11.2. Each Credit Party shall:

(a) establish deposit accounts (each a “Collateral Deposit Account”) and related lockbox service (the “Lock Boxes”) into which all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts will be deposited solely with one or more Lenders or their respective Affiliates, and which Collateral Deposit Accounts and Lock Boxes shall be subject to Control Agreements as described in Section 5.11.1; and

(b) direct all of its Account Debtors to forward payments directly to Lock Boxes or Collateral Deposit Accounts (if notwithstanding the foregoing instructions, any Credit Party receives any proceeds of any Accounts, such Person shall receive such payments as Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it to a Collateral Deposit Account).

5.11.3. At all times during any Cash Dominion Period, all funds deposited into any Lock Box or a Collateral Deposit Account shall be swept on a daily basis into a collection account designated by the Agent (the “Collection Account”) and applied by Agent to the Obligations in accordance with Section 2.10.2. With respect to each Lock Box and each Collateral Deposit Account, except during a Cash Dominion Period, the Agent shall not provide any cash dominion trigger notice, lockbox trigger notice or other notice or instructions that have the effect of implementing cash dominion or dominion of funds, including daily transfers or sweeps. At the end of any Cash Dominion Period, Agent shall promptly instruct Wells Fargo Bank, N.A. or such other financial institution holding each

Lock Box and Collection Account to terminate such daily sweep, provided, that if the applicable Control Agreement does not specifically provide for delivery and subsequent termination of multiple cash dominion or lockbox trigger notices, Agent shall not be required to deliver an instruction terminating cash dominion unless Agent has received a Control Confirmation from the applicable financial institution. If, at any time during any Fiscal Year in which two Cash Dominion Periods have occurred, a third Cash Dominion Period occurs, such Cash Dominion Period shall remain in effect until the end of such Fiscal Year.

5.11.4. The Credit Parties will maintain U.S. Bank as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of their businesses.

5.12. [Reserved]

5.13. Further Assurances. Promptly upon request by Agent, the Credit Parties shall take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing, the Credit Parties shall cause each of their Subsidiaries (other than Designated Subsidiaries) to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property which is a type that constitutes Collateral under the Collateral Documents to secure such guaranty.

5.14. Post-Closing Deliveries. Borrower shall use commercially reasonable efforts to deliver to Agent, on or before the date that is fifteen (15) Business Days following the date hereof (or such later date as agreed to by Agent in its sole discretion), a duly executed Control Agreement in form and substance satisfactory to Agent (it being understood that any such Control Agreement that is in substantially the same form as previous deposit account control agreements entered into between Agent and Wells Fargo Bank, National Association shall be satisfactory to Agent) with respect to the Credit Parties’ lockboxes and deposit accounts (other than Excluded Deposit Accounts) at Wells Fargo Bank, National Association, provided, that if Borrower fails to deliver such Control Agreement within such 15 Business Day period, Credit Parties shall close all such lockboxes and deposit accounts within thirty (30) Business Days following the date hereof and thereafter shall maintain all lockboxes and deposit accounts (other than Excluded Deposit Accounts) with the Agent.

6. NEGATIVE COVENANTS. So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied, Borrower will, and will cause each other Credit Party to, observe, perform, and comply with each of the covenants set forth below in this Section 6.

6.1. Indebtedness; Contingent Obligations.

6.1.1. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness consisting of Contingent Obligations described in clause (a) of the definition thereof and permitted pursuant to Section 6.1.2 below;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 6.1.1 and Permitted Refinancings thereof.

(d) Indebtedness consisting of Permitted Purchase Money Indebtedness;

(e) unsecured intercompany Indebtedness permitted pursuant to Section 6.5(b);

(f) [reserved];

(g) Subordinated Indebtedness;

(h) Swap Obligations pursuant to Swap Agreements permitted by Section 6.1.2;

(i) Indebtedness to any Affiliate that is not a Credit Party to finance Investments in any Affiliate to the extent permitted under Section 6.5(h); provided that such Indebtedness does not exceed $50,000,000 in the aggregate at any time outstanding;

(j) Indebtedness of any Person that becomes a Subsidiary after the date hereof in connection with a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not incurred, extended or renewed in contemplation of or in connection with such Person becoming a Subsidiary and (ii) with respect to any such Indebtedness of a Credit Party, the aggregate amount of any such Indebtedness outstanding at any time does not exceed $25,000,000; and

(k) other unsecured Indebtedness not exceeding $350,000,000 in the aggregate at any time outstanding.

6.1.2. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a) take-or-pay or similar arrangements entered into in the Ordinary Course of Business;

(b) Swap Agreements entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c) Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 6.1.2, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(e) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under Section 6.9;

(f) Contingent Obligations arising under Letters of Credit;

(g) Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party or, in the case of Subsidiaries that are not Credit Parties, any of their Subsidiaries, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent; and

(h) other Contingent Obligations not exceeding $10,000,000 in the aggregate at any time outstanding.

6.2. Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 6.2 securing Indebtedness outstanding on such date and permitted by Section 6.1(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 6.1(c);

(b) any Lien created under any Loan Document;

(c) Liens securing Indebtedness permitted pursuant to Section 6.1.1(i), so long as such Liens attach solely to the Investments in the applicable Affiliate that is not a Credit Party purchased with the proceeds of such Indebtedness;

(d) Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 5.7;

(e) carriers’, warehousemen’s, mechanics’, landlords’, processors’ materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(f) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(g) Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), provided that the enforcement of such Liens is effectively stayed;

(h) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(i) Liens on applicable purchased Equipment, real estate or other fixed assets securing Permitted Purchase Money Indebtedness;

(j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k) licenses and sublicenses granted by a Credit Party or any Subsidiary and leases or subleases (by a Credit Party or any Subsidiary as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(l) Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under 4-208 of the Uniform Commercial Code;

(m) Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business; and

(o) Liens on fixed assets acquired in connection with a Permitted Acquisition, provided that (i) such Liens were existing at the time of such Permitted Acquisition and were not incurred, extended or renewed in contemplation of such Permitted Acquisition and (ii) with respect to any such Liens on the property of any Subsidiary other than a Designated Subsidiary, (A) such Lien shall attach solely to the property acquired, and (B) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by Borrower or a Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets.

6.3. Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan, (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect or (c) any failure to make contributions at the times and in the amounts required under Sections 412 and 430 of the Code to any Title IV Plan (provided, that this provision shall not limit the right of a Credit Party to seek a waiver or modification of its funding obligations under Sections 412 and 430 of the Code) No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

6.4. Consolidations and Mergers. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon prompt written notice to Agent, (a) any Credit Party may merge, consolidate or otherwise combine with or into, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or stock (whether in one transaction or in a series of transactions), or dissolve or liquidate into, any other Credit Party, provided that (i) if the transferor is a Credit Party then the transferee shall also be a Credit Party, (ii)

the applicable Credit Party shall be the continuing or surviving entity of any merger or consolidation and shall take and all actions required to maintain perfected Liens on the Collateral in favor of Agent, and (iii) if any such merger or consolidation involves the Borrower, the Borrower shall be the surviving entity, (b) any Designated Subsidiary may merge with or dissolve or liquidate into another Designated Subsidiary or into a Credit Party, provided that if any such merger or consolidation involves a Credit Party, such Credit Party shall be the continuing or surviving entity of any merger or consolidation.

6.5. Acquisitions and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Capital Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments by any Credit Party in any other Credit Party; provided, that: (i) the Credit Parties shall accurately record all intercompany transactions on their respective books and records; (ii) at the time any such intercompany Investment is made by any Credit Party and after giving effect thereto, such Credit Party shall be Solvent;

(c) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 6.9(b);

(d) Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) Investments existing on the Closing Date and set forth in Schedule 6.5;

(f) loans or advances to employees permitted under Section 6.8;

(g) Permitted Acquisitions; and

(h) any other Investment that is not permitted by any other subsection of this Section 6.5, so long as, at the time such Investment is made and after giving effect to such Investment, Availability is greater than or equal to the Covenant Threshold;

6.6. Restricted Payments . No Credit Party shall, and no Credit Party shall suffer or permit any of its Domestic Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Capital Stock, (ii) purchase, redeem or otherwise acquire for value any Capital Stock now or hereafter outstanding, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness or (iv) make any loans to the stockholders of Borrower or to any Affiliates (the items described in clauses (i), (ii), (iii) and (iv) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to the Borrower or any Credit Party, and except that:

(a) Borrower may declare and make dividend payments or other distributions payable solely in its Capital Stock;

(b) Borrower or any Subsidiary may make Permitted Subordinated Debt Payments;

(c) Borrower may make any other Restricted Payment; provided that:

(i) if no Cash Dominion Period is in effect, Availability is greater than or equal to the Covenant Threshold after giving effect to such Restricted Payment; or

(ii) if a Cash Dominion Period is in effect, (A) Availability is greater than or equal to the Covenant Threshold and (B) Borrower is in pro forma compliance with a Fixed Charge Coverage Ratio of 1.15 to 1.00 calculated as of the immediate prior fiscal month’s end, in each case after giving effect to such Restricted Payment.

6.7. Capital Structure; Fiscal Year . Except as expressly permitted under Section 6.4, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to (i) make, any material changes in its equity capital structure or amend any of its organization documents in any material respect and, in each case, in any respect adverse to Agent or Lenders or (ii) change its Fiscal Year.

6.8. Affiliate Transactions . No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(i) as expressly permitted by this Agreement; or

(ii) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

(iii) loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business;

(iv) other loans or advances to employees of Credit Parties not to exceed $5,000,000 in the aggregate outstanding at any time;

(v) non-cash loans or advances made by Borrower to employees of Credit Parties that are simultaneously used by such Persons to purchase Capital Stock of Borrower; and

(vi) any other transaction with an Affiliate that is not permitted by any other subsection of this Section 6.8 so long as, at the time of entering into such transaction and after giving effect to such transaction, Availability is greater than or equal to the Covenant Threshold.

6.9. Sale of Assets . No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Capital Stock of any Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a) dispositions (other than of (a) the Capital Stock of any Subsidiary of any Credit Party or (b) any Collateral of any Credit Party) not otherwise permitted hereunder which are made for fair market value; provided, that (w) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (x) not less than 50% of the aggregate sales price from such disposition shall be paid in cash, (y) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $50,000,000 and (z) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenant set forth in Section 7 (if then applicable), recomputed for the most recent fiscal month for which financial statements have been delivered;

(b) dispositions to any Person of Inventory, or worn out or surplus Equipment in the Ordinary Course of Business;

(c) dispositions of Cash Equivalents;

(d) licenses and sublicenses granted by a Credit Party and leases or subleases (by a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(e) dispositions of Investments in marketable securities, including without limitation marketable securities of any Affiliate;

(f) dispositions expressly permitted by Section 6.4 and 6.8; and

(g) dispositions of Investments in any Foreign Subsidiary.

6.10. Change in Business; Permitted Activities of Holdings . No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the date hereof.

6.11. Changes in Accounting, Name or Jurisdiction of Organization . No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without prior written notice to Agent and completion of all actions reasonably required by Agent to continue the perfection of its Liens.

6.12. No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Capital Stock or make other payments and distributions to Borrower or any other Credit Party. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of the Collateral in favor of Agent, whether now owned or hereafter acquired; provided, however that this Section 6.12 shall not apply to any restrictions or conditions imposed by law or by any Loan Document and shall not prohibit (a) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.1(c) or (g) solely to the extent such negative pledge relates to the property financed by or the subject of such Indebtedness, (b) customary restrictions and conditions contained in any agreement relating to the sale of any property or Capital Stock permitted under Section 6.4 or 6.9 pending the consummation of such sale, or (c) customary provisions in leases restricting the assignment thereof.

6.13. [Intentionally Omitted].

6.14. Subordinated Indebtedness Documents . No Credit Party shall make any amendment or modification to the agreements, documents or instruments with respect to the Subordinated Indebtedness, except to the extent permitted by the applicable subordination agreement with respect thereto.

6.15. Swap Agreements . No Credit Party will, nor permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which such Credit Party has actual exposure (other than those in respect of equity interests of such Credit Party), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Credit Party.

7. FINANCIAL COVENANT. Until the Obligations are fully paid, performed and satisfied (and all Letters of Credit have been cancelled and returned to the applicable LC Issuers) and no Commitment of any Lender exists, Borrower will, and will cause each other Credit Party to, observe, perform, and comply with the covenant set forth below in this Section 7.

7.1. Minimum Fixed Charge Coverage Ratio . Borrower will not permit the Fixed Charge Coverage Ratio, for any period of twelve consecutive fiscal months ending on the last day of each fiscal month occurring during or immediately preceding a Covenant Testing Period (commencing with the last day of the most recent fiscal month preceding the start of any Covenant Testing Period), to be less than 1.00 to 1.00.

8. DEFAULT.

8.1. Events of Default . Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of, or interest on, any Loan, including after maturity of the Loans, or to pay any obligation in respect of any LC Disbursement or (ii) to pay within three (3) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made.

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 5.1, 5.2(a), 5.2(c), 5.3(a), 5.6, 5.9, 5.10, 5.11, 5.14, 6 or 7;

(d) Other Defaults. Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of Borrower becomes aware of such default or (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders;

(e) Cross Default. Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations and other than Subordinated Indebtedness to the extent such payment is prohibited by applicable subordination provisions) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Credit Party or any Subsidiary of any Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) Voluntary Proceedings. Any Credit Party or any Subsidiary of any Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) consent to the institution of any, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Party or Subsidiary of any Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $10,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i) Non-Monetary Judgments. One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k) Change of Control. A Change of Control shall occur.

8.2. Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(i) declare all or any portion of the Commitment of each Lender to make Loans or of each LC Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(ii) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.1(f) or 8.1(g) above (in the case of subsection 8.1(f) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of each LC Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent, any Lender or any LC Issuer.

8.3. Rights Not Exclusive . The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9. AGENT.

9.1. Appointment and Authority . Each of the Lenders and each LC Issuer hereby irrevocably appoints U.S. Bank as its agent and authorizes Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and the LC Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for Lenders and LC Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Sections 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Sections 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be expressly specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender and each LC Issuer to act as collateral sub-agent for Agent, the Lenders and LC Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or such LC Issuer, and may further authorize and direct the Lenders and LC Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender and each LC Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, Agent has the right to exercise all rights and remedies available under the Loan Documents, the Uniform Commercial Code and other applicable law, as directed by the Required Lenders, which rights and remedies shall include, in the event of a foreclosure by Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. Agent, as agent for all Lenders, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale. Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by Required Lenders, to consummate a sale of the type described in the immediately preceding sentences. Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Agent, an entity formed by Agent as described above or any other Person. Without limiting the generality of the powers of Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Credit Party, Agent is hereby authorized to, at the direction of Required Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Lenders on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Credit Party in connection with such sale, and (vi) seek, object or consent to any Credit Party’s provision of adequate protection of the interests of Agent and/or the Lenders in the Collateral.

9.2. Agent in Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Credit Parties or any Subsidiary of a Credit Party or other Affiliate thereof as if it were not Agent hereunder.

9.3. Reliance and Liability.

9.3.1. Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Subsidiaries that is communicated to or obtained by Agent or any of its Affiliates in any capacity. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined in a final, non-appealable decision by a court of competent jurisdiction (and each Secured Party and each Credit Party hereby waives and shall not assert any right, claim or cause of action based thereon). Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to Agent by Borrower or a Lender, and Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Agent.

9.3.2. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.3.3. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s pro rata share of the Credit

Exposure and unused Commitments, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses (including attorneys’ fees), except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined in a final, non-appealable decision by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.3.3 shall survive repayment of the Loans, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.4. Delegation . Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

9.5. Resignation . Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, Agent may resign at any time by notifying the Lenders, LC Issuers and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and LC Issuers, appoint a successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Section, Section 2.17.4 and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

9.6. Lender Credit Decision.

9.6.1. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

9.6.2. Each Lender hereby agrees that (a) it shall not rely on any audit or other report provided by Agent or its related Persons (a “Report”); (b) Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.7. Release of Liens . The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Liens granted to Agent by the Credit Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to Agent, (ii) constituting property being sold or disposed of if the Credit Party disposing of such property certifies to Agent that the sale or disposition is made in compliance with the terms of this Agreement (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of Agent and the Lenders pursuant to Section 8. Except as provided in the preceding sentence, Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further irrevocably authorize Agent, at its option and without consent of the Lenders, to subordinate any Liens granted to Agent by Credit Parties on any Collateral to any Liens permitted by Section 6.2(i).

9.8. Banking Services Obligations and Swap Obligations. Each Person that has an interest in any Secured Obligations acknowledges and agrees that neither Agent or any Lender owes such Person, solely by virtue of its interest in Banking Services Obligations and Swap Obligations, any duty under the Loan Documents (except that any payments in respect of the Obligations and proceeds of Collateral, in each case received by Agent, shall be applied as provided in Section 2.18.2) and such Person, solely by virtue of its interest in such Swap Obligations, has no voting or consent rights under the Loan Documents (including Section 10.2 of this Agreement). Each Person that has an interest in any Secured Obligations by virtue of its interest in Banking Services Obligations and Swap Obligations shall provide a written certification (setting forth a reasonably detailed calculation, including a marked-to-market calculation where applicable) to Agent as to the amounts that are due and owing to it with respect to such Secured Obligations on or prior to the fifth (5th) Business Day after the end of each calendar month (or on a more frequent basis as required by Agent). No such written certification may be delivered to Agent during the existence of an Event of Default or during the making of any distribution pursuant to Section 2.18.2. Agent shall have no obligation to calculate the amount due and payable with respect to any Banking Services Obligations and Swap Obligations, but may rely upon the written certification of the amount due and payable from the Person with the interest in such Banking Services Obligations and Swap Obligations. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to such Person is the amount last certified to Agent by such Person as being due and payable (less any distributions made by Agent to such Person on account thereof). Agent shall be entitled to assume no amounts that are due or owing in respect of any claimed Banking Service Obligations and/or Swap Obligations unless Agent has received a written certification pursuant to this Section 9.8 with respect thereto.

9.9. Other Agents. The Syndication Agent and Documentation Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

10. MISCELLANEOUS.

10.1. Notices.

10.1.1. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.1.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or, subject to Section 10.1.2, electronic communication, as follows:

(i) if to any Credit Party, to Borrower at:

Titanium Metals Corporation

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240

Attention: Treasurer

Email: jstwrba@valhi.net

with a copy to:

Attention: General Counsel

Email: cbrown@valhi.net

(ii) if to Agent or U.S. Bank as an LC Issuer or the Swingline Lender, to U.S. Bank at:

U.S. Bank National Association

MK-IL-RY3B

209 South LaSalle Street, Suite 300

Chicago, Illinois 60604

Attention: Kelli Stabenow

Email: kelli.stabenow@usbank.com

(iii) if to any other Lender or LC Issuer, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

10.1.2. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites, including DebtX) pursuant to procedures approved by Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that it is incapable of receiving notices under such Section by electronic communication. Agent or Borrower (on behalf of the Credit Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

10.1.3. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.2. Waivers; Amendments.

10.2.1. No failure or delay by Agent, any LC Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agent, LC Issuers and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.2.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether Agent, any Lender or the Issuer may have had notice or knowledge of such Default at the time.

10.2.2. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Agent and the Borrower, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.4), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder (other than the waiver of any prepayment required by Section 2.11.13), without the written consent of each Lender directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18.2 or 2.18.4 in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2.2 or the definition of “Required Lenders”, the definition of “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,

(vi) release any Credit Party from its respective payment Obligations under the Loan Documents (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as may otherwise be provided in this Agreement or the other Loan Documents, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend or modify the definitions of Eligible Accounts, Eligible Inventory, Borrowing Base or any of the defined terms used in such definitions (provided that Agent in its sole discretion may add, remove, reduce or increase any Reserve) in a manner that would increase the availability of credit under the Revolving Commitments, or modify that portion of Section 2.1 which limits the amount that can be borrowed, in each case without the written consent of the Supermajority Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Agent, any LC Issuer or the Swingline Lender hereunder without the prior written consent of Agent, such LC Issuer or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of Agent, the Swingline Lender and the LC Issuers). Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 10.4.

10.2.3. If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to Borrower and Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment Agreement and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 10.4.2, and (ii) Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

Notwithstanding anything to the contrary contained in this Section 10.2, Loan Documents may be amended and waived with the consent of Agent at the request of the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order to cure ambiguities or defects in such Loan Documents.

10.3. Expenses; Indemnification.

10.3.1. Borrower shall pay (i) all reasonable out of pocket expenses incurred by Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as DebtX) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Agent, any LC Issuer or any Lender, including the fees, charges and disbursements of any counsel for Agent, any LC Issuer or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by Borrower under this Section include, without limiting the generality of the foregoing, reasonable costs and expenses incurred in connection with:

(a) appraisals and insurance reviews (subject to the limitations specified in Sections 5.2(n) and 5.9);

(b) field examinations and the preparation of Reports based on the fees charged by a third party retained by Agent or the internally allocated fees for each Person employed by Agent with respect to each field examination (subject to the limitations specified in Sections 5.2(n) and 5.9);

(c) fees charged by a third party retained by Agent to review and reconcile amounts reported on Borrowing Base Certificates to the related source documents provided by Borrower;

(d) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the Permitted Discretion of Agent;

(e) taxes, fees and other charges for lien searches, filing financing statements and continuations, and other actions to perfect, protect, and continue Agent’s Liens;

(f) sums paid or incurred to take any action required of any Credit Party under the Loan Documents that such Credit Party fails to pay or take; and

(g) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Collateral Deposit Accounts and Lock Boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to Borrower as Revolving Loans or to another deposit account, all as described in Section 2.18.3.

10.3.2. Borrower shall indemnify Agent, the LC Issuers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual presence or release of Hazardous Materials on or from any Property owned or operated by any Credit Party or any of its Subsidiaries, or any Environmental Liability attributable to any Credit Party or any of its Subsidiaries, (iv) the failure of Borrower to deliver to Agent the required receipts or other required documentary evidence with respect to a payment made by Borrower for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

10.3.3. To the extent that Borrower fails to pay any amount required to be paid by it to Agent or any LC Issuer or the Swingline Lender under Sections 10.3.1 or 10.3.2, each Lender severally agrees to pay to Agent, such LC Issuer or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against Agent, such LC Issuer or the Swingline Lender in its capacity as such.

10.3.4. To the extent permitted by applicable law, no Credit Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereunder, any Loan or Letter of Credit or the use of the proceeds thereof.

10.3.5. All amounts due under this Section 10.3 shall be payable not later than five (5) Business Days after written demand therefor.

10.4. Successors and Assigns.

10.4.1. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an LC Issuer that issues any Letter of Credit), except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an LC Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 10.4.3) and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, each LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.4.2. (a) Subject to the conditions set forth in paragraph (b) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(i) Borrower, provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that no additional consent of the Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified by Agent to the Borrower on or prior to the Closing Date and reasonably acceptable to the Borrower; and

(ii) Agent.

(b) Assignments shall be subject to the following additional conditions:

(i) no assignment shall be made to (A) any Credit Party or any Affiliate of a Credit Party or (B) any Defaulting Lender;

(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Agent) shall not be less than $5,000,000 unless each of Borrower and Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv) the parties to each assignment shall execute and deliver to Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; and

(v) the assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Borrower, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of this Section 10.4.2, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(c) Subject to acceptance and recording thereof pursuant to paragraph (iv) of this Section, from and after the effective date specified in each Assignment Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4.3.

(d) Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent, the LC Issuers and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the LC Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (a) of this Section, Agent shall accept such Assignment Agreement and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5, 2.6.4 or 2.6.5, 2.7.2, 2.18.4 or 10.3.3, Agent shall have no obligation to accept such Assignment Agreement and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

10.4.3. (a) Any Lender may, without the consent of Borrower, Agent, the LC Issuers or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Agent, the LC Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2.2 that affects such Participant. Subject to paragraph (b) of this Section 10.4.3, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18.3 as though it were a Lender.

(b) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17.6 as though it were a Lender.

10.4.4. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.5. Survival. All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, any LC Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.3 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

10.6. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.8. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. No Lender (nor any Affiliate of a Lender) shall exercise any such right of set-off or application without the prior written consent of Agent or the Required Lenders. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

10.9. Governing Law; Jurisdiction; Consent to Service of Process.

10.9.1. The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (but otherwise without regard to the conflict of laws provisions) of the State of New York.

10.9.2. Subject to the last sentence of this Section 10.9.2, each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Agent, any LC Issuer or any Lender may otherwise have to bring any action or proceeding against any Credit Party or its properties in the courts of any other jurisdiction.

10.9.3. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.9.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.9.4. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.11. Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

10.12. Confidentiality. Each of Agent, the LC Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of Borrower such consent (not to be unreasonably withheld); (h) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials) or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to Agent, any LC Issuer or any Lender on a non-confidential basis from a source other than a Credit Party. For the purposes of this Section, “Information” means all information received from a Credit Party relating to a Credit Party or its business, other than any such information that is available to Agent, any LC Issuer or any Lender on a non-confidential basis prior to disclosure by the a Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

10.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Patriot Act.

10.15. Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

10.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

10.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

10.18. Lender Affiliates. The benefit of those provisions of the Loan Documents which relate to any Secured Party in its capacity as such shall extend to each Affiliate of a Lender that is a Secured Party; provided that each such Secured Party that is an Affiliate of Lender shall be bound by all provisions of the Loan Documents which relate to Secured Parties in their capacity as such; provided further, that except as otherwise expressly provided for in the Loan Documents, no such Secured Party that is an Affiliate of a Lender shall have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

{Signature Pages Follow}

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER:

TITANIUM METALS CORPORATION

By:	/s/ JOHN ST. WRBA
Name:	John St. Wrba
Title:	Vice President and Treasurer

OTHER CREDIT PARTIES:

TIMET POWDERED METALS, LLC

By:	/s/ JOHN ST. WRBA
Name:	John St. Wrba
Title:	Vice President and Treasurer

TIMET FINANCE MANAGEMENT COMPANY

By:	/s/ JOAN L. YORI
Name:	Joan L. Yori
Title:	President

TMCA INTERNATIONAL, INC.

By:	/s/ JOHN ST. WRBA
Name:	John St. Wrba
Title:	Vice President and Treasurer

Signature Page to Financing Agreement

TIMET ASIA, INC.

By:	/s/ JOHN ST. WRBA
Name:	John St. Wrba
Title:	Vice President and Treasurer

TI•PRO, LLC

By:	/s/ JOHN ST. WRBA
Name:	John St. Wrba
Title:	Vice President and Treasurer

TIMET REAL ESTATE CORPORATION

By:	/s/ JOHN ST. WRBA
Name:	John St. Wrba
Title:	Vice President and Treasurer

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Agent, an LC Issuer, Swingline Lender and a Lender

By:	/s/ KELLI STABENOW
Name:	Kelli Stabenow
Title:	Assistant Vice President

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

COMERICA BANK, as a Lender

By: /s/ ROBERT L. NELSON
Name: Robert L. Nelson
Title: Vice President

Address for notices:

Comercia Bank

2900 North Loop West, 9th Floor

Houston, TX 77092

Attention: Adriana V. Martinez

Email: avmartinez@comercia.com

Telephone: (713) 507-1391

Facsimile: (713) 507-2861

Comercia Bank

1717 Main Street, 4th Floor

Dallas, TX 75201

Attention: Emily Purvis

Email: ekpurvis@comercia.com

Telephone: (214) 462-4358

Facsimile: (214) 462-4240

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ ILLEGIBLE
Name: Illegible
Title: Authorized Officer

Address for notices:

JPMorgan Chase Bank, N.A. 10 S. Dearborn, 22nd Floor Chicago, IL 60603 Attention: Henry Ollie Email: henry.e.ollie@jpmchase.com Telephone: (312) 732-7550 Facsimile: (312) 377-1180

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

REGIONS BANK, as a Lender

By: /s/ ALLAN SCHNACKE
Name: Allan Schnacke
Title: Senior Vice President

Address for notices:

Regions Bank 1900 5th Avenue North Birmingham, AL 35203 Attention: Janet Toney Email: janet.toney@regions.com; rbcbirmingham@regions.com Telephone: (205) 264-5596 Facsimile: (205) 264-5282

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BRANCH BANKING AND TRUST COMPANY, as a Lender

By: /s/ SARAH BRYSON
Name: Sarah Bryson
Title: Vice President

Address for notices:

Branch Banking and Trust Company 200 W. Second Street, 16th Floor Winston Salem, NC 27101 Attention: Wendy Gerringer Email: wgerringer@bbant.com Telephone: (336) 733-2774 Facsimile: (336) 733-2740

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

COMPASS BANK, as a Lender

By: /s/ JASON NICHOLS
Name: Jason Nichols
Title: Senior Vice President

Address for notices:

Compass Bank 1703 W. 5th Street, Suite 500 Austin, TX 78703 Attention: Mike Berglund Email: structured_lending@bbvacompass.com Telephone: (512) 421-5874 Facsimile: (205) 524-1700

Signature Page to Financing Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ JEFF ROYSTON
Name: Jeff Royston
Title: Director

Address for notices:

Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 W

Santa Monica, CA 90404

Attention: Cameron Izadi

Email: Cameron.m.izadi@wellsfargo.com

Telephone: (310) 453-6078

Facsimile: (866) 615-7803

Signature Page to Financing Agreement